UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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Carter’s, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2021

Dear Fellow Shareholders,

2020 began as a year of great optimism. In February 2020, we reported our 31st consecutive year of sales growth and a record level of cash flow for fiscal year 2019. With mid-single digit growth in sales through February 2020, the new year was off to a strong start and expected to be another good year of growth for us.

By mid-March, a global pandemic and national emergency had been declared, and the lives of people throughout the world were disrupted. In the months that followed, we worked to keep our employees and our store customers safe from the virus. We temporarily closed all of our stores for several weeks, reduced spending, negotiated lower product costs, and improved liquidity. We significantly reduced our exposure to excess inventories caused by temporary store closures, and by curtailing inventory commitments, we were able to improve price realization and gross profit margins last year.

When the pandemic hit, we accelerated the execution of new capabilities to support the same-day pickup of eCommerce orders in our stores, curbside pickup and the direct shipment of eCommerce orders from our stores. We developed new ways to partner remotely with our wholesale customers, leveraged our investments in digital product imagery, and secured higher bookings for our beautiful product offerings in 2021. We also engaged more deeply and effectively with consumers through social media, building a virtual community of families with young children.

During the pandemic, we added over two million new eCommerce customers in the United States. With the support of our wholesale customers, the online sales of our brands exceeded $1 billion in 2020. Through exceptional working capital management, together with the support of our landlords, suppliers and lenders, we achieved a record level of operating cash flow of $590 million and ended 2020 with a strong balance sheet, including $1.8 billion of liquidity.

Our Vision and Focus

Carter’s is the largest branded marketer of young children’s apparel in North America. Our brands are sold in over 20,000 store locations, on the largest eCommerce platforms and through international wholesale relationships in over 90 countries. We believe no other company in the world can match our market presence and success in branded childrenswear.

Our vision is to be the world’s favorite brands in young children’s apparel. To achieve this vision, we are focused on providing the best value and experience in young children’s apparel, extending the reach of our brands, and improving profitability. Our growth plan is built on four key strategies:

•	Lead in eCommerce

eCommerce is our fastest growing and highest margin business. Our Carter’s brands have the largest share of the eCommerce children’s apparel market in the United States. In 2020, our carters.com online experience was rated as one of the top user experiences among the largest U.S. and European eCommerce websites. We also have unparalleled relationships with the leading eCommerce retailers of young children’s apparel, including Amazon, Target, Walmart, Kohl’s and Macy’s.

•	Win in Baby

Carter’s is the number one brand in baby apparel, with over four times the share of our nearest competitor in the United States. It has been the best-selling brand in young children’s apparel for multiple generations of consumers.

It is possible that we may see fewer births near term due to the pandemic. We have seen births decline almost every year since the Great Recession began in 2007. And since 2007, our sales and earnings have more than doubled. With the promise of vaccines more broadly available this year, unprecedented government stimulus helping families with young children, historically low interest rates, a strong housing market and an improving economy, we view the risk of fewer births as a potential short-term challenge, but not a longer-term obstacle to our growth.

•	Age Up

We have the largest share of the baby and toddler apparel markets in the United States and Canada. The largest growth in our sales before the pandemic, both in percentage and absolute dollars, was driven by our product offerings focused on five to ten-year-old children. With the continued success of our Age Up initiative and the likely reopening of schools this year, we expect that our Age Up strategy will be a good source of growth for us in the years ahead.

•	Expand Globally

We plan to extend the reach of our brands globally and profitably. International sales contributed about 12% of our consolidated sales in 2020 and are expected to grow to 15% of our sales by 2025. Over the next five years, over 60% of our international sales growth is forecasted to be driven by our multichannel operations in Canada and Mexico.

Our brands are also sold globally through Amazon, Walmart, and Costco. We expect good growth from these multinational retailers and other retailers who are extending the reach of our brands to families with young children through over 1,000 retail locations in over 90 countries outside of North America.

Growth Objectives

We believe our global, multi-channel business model will enable mid-single digit annual growth in sales, on average, over the next five years. If we achieve this objective, our net sales would increase by nearly $700 million to approximately $3.7 billion by 2025, with all business segments contributing to our growth.

We plan to grow annual earnings per share by more than 10%, on average, through 2025. We are executing a productivity improvement plan that is focused on fewer, better and higher margin stores, improved price realization, stronger product costing capabilities and greater organizational efficiencies.

Our projections reflect approximately $1.7 billion in cumulative cash flow from operations over the next five years. We plan to evaluate new opportunities that may provide inorganic sources of growth and attractive returns on investment. Absent better alternatives to allocate capital, we plan to reduce our debt levels and resume returning excess capital to shareholders through share repurchases and dividends.

Fundamental Strengths

Over the years, a long-term shareholder would often say that Carter’s success has been driven by the strength of our iconic brands and our balance sheet. While we believe that is true, we also believe that the fundamental strengths of our business include our talented employees who demonstrated extraordinary resilience last year, supporting their families and our Company through the pandemic.

In many cases, we have multiple generations of families who have worked for Carter’s in good years and tougher years. 2020 was one of those tougher years. And though many things changed in our lives last year, one thing remains the same—beautiful babies are born every day, and the apparel brand consumers choose for their new baby, more so than any other brand, is Carter’s.

With the support of our employees, customers and business partners, we believe Carter’s will emerge stronger from the pandemic, is well positioned to grow and gain market share, and our best years are ahead of us.

Virtual Meeting

To ensure the safety of our shareholders and employees, our Annual Meeting will be conducted virtually this year. We believe that our virtual Annual Meeting will enable increased shareholder participation, and lower the cost to our shareholders, the Company, and the environment. The attached Notice of the 2021 Annual Meeting of Shareholders and Proxy Statement describes the formal business to be conducted at the meeting.

On behalf of our Board of Directors, Leadership Team and all of our dedicated employees, thank you for your investment in Carter’s.

Sincerely,

Michael D. Casey
Chairman and Chief Executive Officer

2021 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2021 Annual Meeting of Shareholders of Carter’s, Inc. (the “Annual Meeting”) will be held at 10:00 a.m. Eastern Time on May 19, 2021.

The Annual Meeting will be a completely “virtual meeting” of stockholders. This reflects our continued concerns about the COVID-19 pandemic. We believe that the virtual Annual Meeting will enable increased shareholder participation from locations around the world, and lower the cost to our shareholders, the Company, and the environment.

The business matters for the Annual Meeting are as follows:

1)	The election of the nine nominated directors;

2)	An advisory approval of compensation for our named executive officers (the “say-on-pay” vote);

3)	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2021; and

4)	Any other business that may properly come before the meeting.

To attend and participate in the Annual Meeting as a shareholder go to www.virtualshareholdermeeting.com/CRI2021 and, when prompted, enter the 16-digit control number included in your proxy materials. Once you are admitted to the meeting as a shareholder, you may vote during the Annual Meeting and also submit questions related to the proposals by following the instructions available on the virtual meeting website during the meeting. We encourage you to log into this website and access the virtual meeting before the start of the meeting.

Shareholders of record at the close of business on March 22, 2021 are entitled to receive notice of, attend, and vote at the Annual Meeting. Your vote is very important. Whether or not you plan to attend the Annual Meeting, to ensure that your shares are represented at the Annual Meeting, please submit your voting instructions over the internet, by telephone, by completing, signing, dating, and returning your proxy card in the enclosed envelope, or by following the instructions you have received from your broker or other nominee.

Important notice regarding the availability of proxy materials for the

2021 Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 19, 2021:

The proxy materials and the Annual Report to Shareholders are available at

http://www.carters.com/annuals

The Board of Directors recommends that you vote FOR each of the proposals listed above.

By order of the Board of Directors,

Scott F. Duggan
Senior Vice President of Legal and Corporate Affairs, General Counsel & Secretary

Atlanta, Georgia
March 30, 2021

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors (the “Board”) of Carter’s, Inc. (“we,” “us,” “our,” “Carter’s,” or the “Company”) is soliciting proxies for our 2021 Annual Meeting of Shareholders on May 19, 2021 10:00 a.m. Eastern Time (the “Annual Meeting”). This proxy statement and accompanying proxy card are being mailed on or about April 6, 2021 to shareholders of record as of March 22, 2021, the record date (the “Record Date”) for the Annual Meeting.

You are receiving this proxy statement because you owned shares of Carter’s common stock on the Record Date and are therefore entitled to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. This proxy statement provides information on the matters on which the Board would like you to vote so that you can make an informed decision.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to address the following business matters:

1.	The election of the nine nominated directors (see page 16);

2.	An advisory approval of the compensation for our named executive officers (“NEOs”) (the “say-on-pay” vote) (see page 44);

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2021 (see page 46); and

4.	All other business that may properly come before the meeting.

Who is asking for my vote?

The Company is soliciting your proxy on behalf of the Board. The Company is paying for the costs of this solicitation and proxy statement.

Who can attend the Annual Meeting?

All shareholders of record, or their duly appointed proxies, may attend the Annual Meeting. Beneficial holders who hold shares “in street name” may also attend provided they obtain the appropriate documents from their broker or other nominee and present them at the Annual Meeting. As of the Record Date, there were 43,950,307 shares of common stock issued and outstanding.

To attend and participate in the Annual Meeting as a shareholder go to www.virtualshareholdermeeting.com/CRI2021 and, when prompted, enter the 16-digit control number included in your proxy materials. Once you are admitted to the meeting as a shareholder, you may vote during the Annual Meeting and also submit questions related to the proposals by following the instructions available on the virtual meeting website during the meeting. We encourage you to log into this website and access the virtual meeting before the start of the meeting.

How will the virtual meeting work?

We have designed the format of the Annual Meeting to ensure that our shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.

During the Annual Meeting, we will hold a question and answer session during which we intend to answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Rules and Procedures for Conduct of the Annual Meeting. On the day of and during the Annual Meeting, you can view our Rules and Procedures for Conduct of the Annual Meeting and submit any questions on www.virtualshareholdermeeting.com/CRI2021. Answers to any questions not addressed during the meeting will be posted following the meeting on the investor relations page of our website. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources, and ensure all shareholder questions are able to be addressed, we will respond to no more than three questions from any single shareholder.

Prior to and during the Annual Meeting, we will have support available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. Technical support will be available if you encounter any difficulty accessing, or during, the virtual meeting.

What are my voting rights?

Each share of common stock is entitled to one vote on each matter submitted to shareholders at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner “in street name”?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record for these shares. As the shareholder of record, you have the right to grant your voting proxy directly to the persons listed on your proxy card or vote in person (virtually) at the Annual Meeting.

If your shares are held in a brokerage account or through another nominee, such as a trustee, you are considered the beneficial owner of shares held “in street name.” These proxy materials are being forwarded to you together with a voting instruction card. As a beneficial owner, you have the right to direct your broker or other nominee how to vote, and you are also invited to attend the Annual Meeting. Because you are a beneficial owner and not the shareholder of record, you may not vote your shares in person (virtually) at the Annual Meeting unless you obtain a proxy from the broker or other nominee that holds your shares. Your broker or other nominee should have provided directions for you to instruct the broker or nominee on how to vote your shares.

What is a broker non-vote?

If you are a beneficial owner whose shares are held “in street name” and you do not provide voting instructions to your broker, your shares will not be voted on any proposal as to which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Your broker only has discretionary authority to vote on Proposal Number Three. Therefore, your broker will not have discretion to vote on any other proposal unless you specifically instruct your broker how to vote your shares by returning your completed and signed voting instruction card.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting. Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person, by proxy, or by remote communication, of the holders of at least a majority of the shares entitled to be voted will constitute a quorum. Broker non-votes and abstentions will be counted as shares that are present at the meeting for purposes of determining a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What are my choices when casting a vote with respect to the election of the nine nominated directors, and what vote is needed to elect the director nominees?

In voting on the election of the director nominees (Proposal Number One), shareholders may:

1.	vote for any of the nominees;

2.	vote against any of the nominees; or

3.	abstain from voting on any of the nominees.

Pursuant to our by-laws, a nominee must receive the vote of a majority of the shares present and entitled to vote, which means that the number of votes cast “for” a director nominee must exceed the aggregate of the number of votes cast “against” that nominee and shares as to which the holder “abstains” with respect to that nominee. Any nominee not receiving such majority must tender his or her resignation for consideration by the Board. Votes to abstain on Proposal Number One will have the practical effect of a vote “against” a director nominee. Broker non-votes will not be considered shares entitled to vote on the election of directors and thus will not affect the outcome of this vote.

What are my choices when casting an advisory vote on approval of compensation of the Company’s NEOs, commonly referred to as the “say-on-pay” vote, and what vote is needed to approve this proposal?

In voting on the compensation of the Company’s NEOs (Proposal Number Two), shareholders may:

1.	vote for the approval of compensation of the Company’s NEOs, on an advisory basis, as described in this proxy statement;

2.	vote against the approval of compensation of the Company’s NEOs, on an advisory basis, as described in this proxy statement; or

3.	abstain from voting on compensation of the Company’s NEOs as described in this proxy statement.

Because Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when evaluating our compensation programs and making future compensation decisions for our NEOs. Abstentions and broker non-votes, if any, will not have any effect on this advisory vote.

What are my choices when voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal 2021, and what vote is needed to approve this proposal?

In voting on the ratification of PwC (Proposal Number Three), shareholders may:

1.	vote to ratify PwC’s appointment;

2.	vote against ratifying PwC’s appointment; or

3.	abstain from voting on ratifying PwC’s appointment.

The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions are not considered votes cast and thus will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

How does the Board recommend that I vote?

The Board recommends a vote:

FOR the election of the nine nominated directors (Proposal Number One);

FOR the approval of the compensation of the Company’s NEOs as described in this proxy statement (Proposal Number Two); and

FOR the ratification of the appointment of PwC (Proposal Number Three).

How do I vote?

If you are a shareholder of record on the Record Date, you may vote in one of four ways.

•	First, you may vote over the internet by completing the voting instruction form found at www.proxyvote.com. You will need your proxy card when voting over the internet.

•	Second, you may vote by touch-tone telephone by calling 1-800-690-6903.

•	Third, you may vote by mail by signing, dating, and mailing your proxy card in the enclosed envelope.

•	Fourth, you may vote in person (virtually) at the Annual Meeting.

If your shares are held in a brokerage account or by another nominee, these proxy materials are being forwarded to you together with a voting instruction card from your broker or nominee. Follow the instructions on the voting instruction card in order to vote your shares by proxy or in person (virtually).

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change or revoke your vote at any time before your proxy votes your shares by submitting written notice of revocation to Mr. Duggan at the Company’s address set forth in the 2021 Notice of Annual Meeting, or by submitting another proxy card bearing a later date. Alternatively, if you have voted over the internet or by telephone, you may change your vote by calling 1-800-690-6903 and following the instructions. Attendance at the Annual Meeting will not constitute a revocation of a previously provided proxy unless you affirmatively indicate at the Annual Meeting that you intend to vote your shares in person by completing and delivering a written ballot.

If you hold your shares through a broker or other custodian and would like to change your voting instructions, please review the directions provided to you by that broker or custodian.

May I vote confidentially?

Yes. Our policy is to keep your individual votes confidential, except as appropriate to meet legal requirements, to allow for the tabulation and certification of votes, or to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting and call for a vote of shareholders, the Board intends proxies to be voted in accordance with the judgment of the proxy holders.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K within four business days after the Annual Meeting.

What is “householding” of the Annual Meeting materials?

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers “household” proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold shares registered directly in your name. You can notify the Company by sending a written request to Mr. Duggan at the Company’s address set forth in the 2021 Notice of Annual Meeting or by calling us at (678) 791-1000.

How may I obtain a copy of the Company’s Annual Report?

A copy of our fiscal 2020 Annual Report on Form 10-K (the “Annual Report”) accompanies this proxy statement and is available at http://www.carters.com/annuals. Shareholders may also obtain a free copy of our Annual Report by sending a request in writing to Mr. Duggan at the Company’s address set forth in the 2021 Notice of Annual Meeting or by calling us at (678) 791-1000.

When are shareholder proposals due for consideration in next year’s proxy statement or at next year’s annual meeting?

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2022 annual meeting of shareholders by submitting their proposals in writing to Mr. Duggan at the Company’s address set forth in the 2021 Notice of Annual Meeting in a timely manner.

If the proposal is to be included in next year’s proxy statement pursuant to Rule 14a-8 under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), then the proposal must be submitted and received on or before December 8, 2021. If we hold our 2022 annual meeting of shareholders more than 30 days before or after May 19, 2022 (the one-year anniversary date of the 2021 Annual Meeting), we will disclose the new deadline by which shareholders’ proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform shareholders.

Our by-laws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement or wish to nominate a director for consideration at an annual meeting of shareholders. Such proposals or nominations must be submitted and received no earlier than January 19, 2021, and no later than February 18, 2022 for our annual meeting of shareholders to be held in 2022. If we hold our 2022 annual meeting of shareholders more than 30 days before or after May 19, 2022 (the one-year anniversary date of the 2021 Annual Meeting), the notice of a shareholder proposal that is not intended to be included in our proxy statement or a nomination must be received not later than the close of business on the earlier of the following two dates:

•	the 10th day following the day on which notice of the meeting date is mailed, and

•	the 10th day following the day on which public disclosure of the meeting date is made.

Please note that there are additional requirements under our by-laws and the proxy rules to nominate a director or present a proposal, including continuing to own a minimum number of shares of our stock until next year’s annual meeting and appearing in person at the annual meeting to present the nomination or explain your proposal.

What do you mean by fiscal years in this proxy statement?

Our fiscal year ends on the Saturday, in December or January, nearest the last day of December, resulting in an additional week of results every five or six years. Fiscal 2022 (which will end on December 31, 2022) and Fiscal 2021 (which will end on January 1, 2022) will each have 52 weeks. Fiscal 2020 (which ended on January 2, 2021) had 53 weeks, and fiscal 2019 (which ended on December 28, 2019) and fiscal 2018 (which ended on December 29, 2018) each had 52 weeks.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation to the Annual Meeting, contact Mr. Duggan at the Company’s address set forth in the 2021 Notice of Annual Meeting or by calling us at (678) 791-1000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Board of Directors

Each of our directors stands for election annually and thereafter holds office for a one-year term. We are asking our shareholders to re-elect the nine directors set forth below at the Annual Meeting.

Following the Annual Meeting, the Board size will be reduced to nine directors. Thomas E. Whiddon left the Board earlier this year, and Amy Woods Brinkley and Richard Noll are not seeking re-election in light of other obligations. The Company is grateful to each of them for all that they have made possible for our Company. Going forward, the Board plans to focus on candidates with diverse backgrounds, including diversity of gender and race. Please see “—Retirement Policy” below for additional information regarding planned Board transition and “—Consideration of Director Nominees” for more information on the Nominating and Corporate Governance Committee’s philosophy and commitment to including in each search candidates who reflect diverse backgrounds.

The Board believes that each director nominated for election has valuable skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company’s business operations. Our directors have extensive experience, both domestically and internationally, in different fields, including apparel and retail, consumer products, brand marketing, technology, global sourcing, sustainability, and finance and accounting.

The Board also believes that, as indicated in the following biographies, each director has demonstrated significant leadership in positions such as chief executive officer, chief financial officer, division president, and other senior executive positions. In addition, many of our directors have significant experience in the oversight of public companies due to their service as directors of Carter’s and other companies.

Hali Borenstein became a director in December 2019. Ms. Borenstein is the Chief Executive Officer of Reformation LLC, a women’s lifestyle brand focused on fashion and sustainability, a position she has held since June 2020. From December 2017 until June 2020, Ms. Borenstein was President of Reformation LLC, and from 2014 to 2017 Ms. Borenstein held various merchandising and design roles of increasing responsibility at Reformation LLC. Prior to joining Reformation LLC, Ms. Borenstein was a senior merchandiser at Gymboree Group, Inc., and began her career at Bain & Company.

Director Qualifications: Ms. Borenstein brings to the Board valuable perspective and insight in eCommerce and retail businesses, as well as expertise in apparel marketing and merchandising.

Giuseppina Buonfantino became a director in June 2016. Ms. Buonfantino is the Vice President of Consumer Packaged Goods (CPG) Industry Solutions, Google Cloud, a position she has held since January 2021. From February 2020 until January 2021, Ms. Buonfantino served as Chief Digital and Marketing Officer at Amway Corporation. From May 2018 until November 2019, Ms. Buonfantino served as the Chief Marketing Officer for Kimberly-Clark Corporation, and from May 2011 until May 2018, Ms. Buonfantino held various other positions at Kimberly-Clark of increasing responsibility, most recently as President, North America, Baby and Child Care. Prior to that, from 1993 until 2011, Ms. Buonfantino held various positions at Johnson & Johnson, most recently as Vice President, Neutrogena Global Franchise.

Director Qualifications: Ms. Buonfantino brings to the Board valuable perspective and insight with respect to the retail industry, particularly in the baby and child retail space. Ms. Buonfantino also has a deep understanding of consumer products and marketing, both domestically and internationally.

Michael D. Casey became a director in August 2008 and was named Chairman of the Board of Directors in August 2009. Mr. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PwC, from 1982 to 1993. He also served on the board of directors of The Fresh Market, Inc. from 2015 until 2016.

Director Qualifications: Mr. Casey brings to the Board valuable perspective and insight with respect to our business, industry, challenges, and opportunities as a result of his years serving in a variety of senior executive positions at the Company. Mr. Casey also represents management’s perspective on important matters to the Board. His service as a director of The Fresh Market, Inc. provided him with additional insight into corporate governance matters.

A. Bruce Cleverly became a director in March 2008. Mr. Cleverly retired as President of Global Oral Care from The Procter & Gamble Company/The Gillette Company in September 2007, a position he held since October 2005. Mr. Cleverly joined The Gillette Company in 1975 as a marketing assistant and held positions of increasing responsibility in brand management and general management in the United States, Canada, and the United Kingdom. In 2001, Mr. Cleverly became President of Gillette’s worldwide Oral Care business. Mr. Cleverly is currently a director of Rain Bird Corporation, and was previously a director of Shaser BioScience, Inc. and WaterPik, Inc.

Director Qualifications: Mr. Cleverly brings to the Board extensive experience in general management, consumer products, international operations, brand management, and brand marketing after spending over 30 years at The Procter & Gamble Company and The Gillette Company. His thorough understanding and appreciation for the corporate governance of the Board is reflected by his service on the above-listed boards of directors.

Jevin S. Eagle became a director in July 2010. Mr. Eagle served as Chief Executive Officer and director of DAVIDsTEA Inc., a specialty tea retailer in the United States and Canada, from April 2012 to April 2014. Mr. Eagle previously held several senior leadership positions at Staples, Inc. from 2002 to 2012, including Executive Vice President, Merchandising and Marketing. Prior to joining Staples, Inc., Mr. Eagle worked for McKinsey & Company, Inc. from 1994 to 2001, ultimately serving as a partner in the firm’s retail practice. Mr. Eagle is currently the Executive Director of Boston University Hillel.

Director Qualifications: Mr. Eagle brings to the Board broad experience in a number of areas, as the former Chief Executive Officer and director of DAVIDsTEA Inc. and Executive Vice President, Merchandising and Marketing of Staples, Inc., including retail, management, merchandising, strategic planning, and brand marketing. His experience in the retail industry provides our Board with critical insights.

Mark P. Hipp became a director in February 2018. Since January 2013, Mr. Hipp has been the co-Chief Executive Officer of H2IDD, an advisory firm focused on public and private mergers and acquisitions. From November 2013 until April 2017, Mr. Hipp was the operating partner at Sterling Partners, a private equity firm. Prior to that, he spent over 13 years at Hewlett Packard Enterprise Company, most recently as Vice President & General Manager, HP Global Networking Business Management. Mr. Hipp currently serves on the board of directors of Eye Care Partners, Digital Rooms LLC, Purchasing Power LLC, and sticky.io.

Director Qualifications: Mr. Hipp brings to the Board valuable perspective and insight with respect to issues relating to information technology, including cybersecurity, and mergers and acquisitions.

William J. Montgoris became a director in August 2007. Mr. Montgoris retired as Chief Operating Officer of The Bear Stearns Companies, Inc. in 1999, a position he held since August 1993, after spending 20 years with the company. While at Bear Stearns, Mr. Montgoris also served as the company’s Chief Financial Officer from April 1987 until October 1996. Mr. Montgoris is a trustee of the Hackensack Meridian School of Medicine and a trustee emeritus of Colby College and St. John’s University. Mr. Montgoris was previously a director of OfficeMax Incorporated, where he served from 2007 to 2013, and of Stage Stores, Inc., where he served from 2004 to 2020 and was chairman of the board from 2010.

Director Qualifications: Mr. Montgoris brings to the Board valuable perspective and insight with respect to finance and accounting after spending over 20 years in the investment banking industry. His financial expertise offers our Board a deep understanding of financial and audit-related matters. As the former chairman of the board of directors for Stage Stores, Inc., Mr. Montgoris also brings valuable insight with respect to the retail industry and the oversight of public companies.

David Pulver became a director in January 2002. Mr. Pulver has been a private investor for more than 25 years and is the President of Cornerstone Capital, Inc. Mr. Pulver was previously a director of Hearst-Argyle Television, Inc., where he served from 1997 through 2009, and Costco Wholesale Corporation, where he served from 1983 through 1993. Mr. Pulver currently serves as a trustee of Colby College and as a director of the Bladder Cancer Advocacy Network. Mr. Pulver was a founder of The Children’s Place, Inc. and served as its Chairman and Co-Chief Executive Officer until 1982.

Director Qualifications: Mr. Pulver brings to the Board valuable perspective and insight with respect to children’s apparel and the retail industry as a founder and former Chairman and Co-Chief Executive Officer of The Children’s Place, Inc. His former and current service on various boards of directors has given him valuable experience with respect to finance and accounting, management, and oversight of public companies.

Gretchen W. Schar became a director in July 2019. From 2011 until June 2018, Ms. Schar served as Executive Vice President and Chief Financial and Administrative Officer of Arbonne International LLC, a beauty and nutritional products company, and from 2008 until 2011 served as Executive Vice President and Chief Financial Officer of philosophy, inc., an international prestige beauty brand. Prior to that, Ms. Schar spent over 30 years at The Procter & Gamble Company in finance and general management roles of increasing responsibility. Since 2002, Ms. Schar has served on the board of directors of Cincinnati Financial Corporation, and previously served as a director of Beam Inc. from 2012 until 2015.

Director Qualifications: Ms. Schar brings to the Board broad experience in a number of areas, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, and strategic and business planning.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the positions of Chairman of the Board and Chief Executive Officer may be combined if the non-management directors determine it is in the best interest of the Company. In August 2009, the non-management directors appointed Mr. Casey as Chairman of the Board. The Board believes it is appropriate to continue to combine the positions of Chairman and Chief Executive Officer. Mr. Casey has over 25 years of management, finance, and administrative leadership experience at the Company. In addition, Mr. Casey has extensive knowledge of, and experience with, all other aspects of the Company’s business, including with its employees, customers, vendors, and shareholders. Having Mr. Casey serve as both Chairman and Chief Executive Officer helps promote unified leadership and direction for both the Board and management.

In connection with Mr. Casey’s appointment as Chairman, the non-management directors also created the position of Lead Independent Director (“Lead Director”). This position was created to, among other things, ensure that the non-management directors maintain proper oversight of management and Board process. The responsibilities of the Lead Director include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling additional meetings of the independent directors;

•	facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;

•	serving as principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;

•

communicating to the Chairman and management, as appropriate, any decisions reached, and suggestions, views or concerns expressed, by independent directors in executive sessions or outside of Board meetings;

•	providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;

•	working with the Chairman to develop and approve Board meeting agendas and meeting schedules;

•	working with the Chairman on the appropriateness (including quality and quantity) and timeliness of information provided to the Board;

•	authorizing the retention of advisors and consultants who report directly to the Board when appropriate;

•	in consultation with the Nominating and Governance Committee, reviewing and reporting on the results of the Board performance self-evaluations;

•	at least annually, meeting individually with independent directors to discuss Board and committee performance, effectiveness and composition; and

•	if appropriate, and in coordination with management, being available for consultation and direct communication with major shareholders.

Mr. Pulver was appointed to serve as Lead Director in November 2018.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Governance Principles require a majority of the Company’s directors to be independent from the Company and the Company’s management. For a director to be considered independent, the Board must determine that the director has no direct or indirect material relationship with the Company. The Board considers all relevant information provided by each director regarding any relationships each director may have with the Company or management. As a result of this review, our Board has determined that all of our non-management directors (all directors other than Mr. Casey) are independent and meet the independence requirements under the listing standards of the NYSE, the rules and regulations of the SEC, and the Company’s Corporate Governance Principles.

Board and Committee Evaluations

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board and committee effectiveness. Through this process, directors provide feedback and assess Board, committee and director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve. The Board and the committees may, from time to time, engage outside third parties to help with this process.

In fiscal 2020, under the leadership of the Lead Director and the Chairperson of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversaw the Board’s annual evaluation process, which focused on the Board and each of the committees, as well as individual peer-to-peer assessments including individual interviews with each director.

Retirement Policy

In February 2019, the Board adopted an amendment to the Company’s Corporate Governance Principles to include a retirement policy. Under this policy, each independent director’s retirement will be automatic at the annual meeting of shareholders following such director reaching the age of seventy five (75), and no person shall be eligible for nomination or election as an independent director after reaching the age of seventy five (75), subject to the following exceptions:

(a)

Mr. Pulver will retire at the annual meeting of shareholders following his eightieth (80th) birthday (in 2022) to the extent he is still serving as a director at such time. Each of Mr. Cleverly and Mr. Montgoris will retire at the annual meeting of shareholders following his seventy-eighth (78th) birthday (in 2023 and 2025, respectively) to the extent he is still serving as a director at such time.

(b)

The Board may waive this policy with respect to an individual upon the recommendation of the Nominating and Corporate Governance Committee. A waiver may be granted on a case-by-case basis for any reasonable purpose including, but not limited to, the particular skills and experiences the director brings to the Board, the director’s past performance and ability to continue to constructively contribute going forward, and the then-current composition of the Board. The affected individual shall not participate in any vote regarding the waiver if he or she is an incumbent director.

The Board determined that these exceptions are appropriate in order to promote continuity of experience on the Board, both in the short term, by allowing Messrs. Pulver, Cleverly, and Montgoris to serve beyond their 75th birthdays if the Nominating and Corporate Governance Committee and the Board determine it is otherwise appropriate, and in the long term, by allowing the Nominating and Corporate Governance Committee to use reasonable discretion to allow a director to serve past his or her 75th birthday in the future.

Board and Annual Meetings

Our Corporate Governance Principles require at least four regularly scheduled Board meetings each year, and each director is expected to attend each meeting. The Board held four regularly scheduled quarterly meetings during fiscal 2020. The Board also held an additional 13 special meetings in fiscal 2020, primarily to oversee the Company’s response to and progress during the COVID-19 pandemic.

In fiscal 2020, no director participated in less than 75% of the aggregate number of all of the Board and applicable committee meetings.

Although the Company does not have a policy regarding director attendance at annual meetings, all directors attended the Company’s annual meeting in fiscal 2020.

Executive Sessions

Executive sessions of non-management directors are held at least four times a year. Any non-management director can request that additional executive sessions be scheduled. The Lead Director presides at the executive sessions of non-management directors.

Board Committees

Our Board has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The charters for each committee are available in the investor relations section of our website at ir.carters.com or in print by contacting Mr. Duggan at the Company’s address set forth in the 2021 Notice of Annual Meeting. The Board may also establish other committees to assist in the discharge of its responsibilities.

The table below identifies the committee members and committee chairperson (as indicated by a “C”) as of the Record Date.

Director	Audit	Compensation	Nominating & Corporate Governance
Hali Borenstein			✓
Amy Woods Brinkley		C
Giuseppina Buonfantino		✓
A. Bruce Cleverly			C
Jevin S. Eagle		✓	✓
Mark P. Hipp	✓
William J. Montgoris	C
Richard A. Noll		✓
David Pulver			✓
Gretchen W. Schar	✓
Number of Fiscal 2020 Committee Meetings	6	10	5

Audit Committee

During fiscal 2020, the members of the Audit Committee were Ms. Schar and Messrs. Hipp, Montgoris, and Whiddon (who resigned from the Board in January 2021). Mr. Montgoris serves as chairperson. During fiscal 2020, the Audit Committee held six meetings.

The Audit Committee is responsible for, among other things, oversight of:

•	the quality and integrity of, and risks related to, the consolidated financial statements, including the accounting, auditing, reporting and disclosure practices of the Company;

•	the Company’s internal control over financial reporting;

•	the Company’s audit process;

•	the Company’s enterprise risk management program;

•	the independent auditor, including sole responsibility for its selection and retention and oversight of its performance, qualifications and independence;

•	the Company’s compliance with legal and regulatory requirements, except to the extent delegated to other Board committees; and

•	the performance of the Company’s internal audit function.

The Audit Committee operates pursuant to a written charter that addresses the requirements of the NYSE listing standards. The Board has determined that each member of the Audit Committee during fiscal 2020 was, and as currently structured is, independent and meets the financial literacy requirements, each as set forth in the NYSE’s listing standards. The Board has also determined that each of Ms. Schar and Mr. Montgoris is an “audit committee financial expert” as defined under SEC rules.

The Audit Committee Report is included in this proxy statement on page 45.

Compensation Committee

During fiscal 2020, the members of the Compensation Committee were Mses. Brinkley and Buonfantino, and Messrs. Eagle and Noll. Ms. Brinkley serves as chairperson. During fiscal 2020, the Compensation Committee held ten meetings. In addition to the four regularly scheduled meetings, additional meetings were held to select the Committee’s new compensation consultant and to oversee compensation decisions during the pandemic. Following the Annual Meeting, and assuming the election of the nine director nominees included in this Proxy Statement, the members of the Compensation Committee will be Mses. Buonfantino and Schar, and Mr. Eagle, with Mr. Eagle serving as chairperson.

The Compensation Committee is responsible for, among other things:

•

establishing the Company’s philosophy, policies, and strategies relative to executive compensation, including the mix of base salary, short-term and long-term incentive compensation, within the context of stated guidelines for compensation relative to peer companies, as determined from time to time by the Compensation Committee;

•	evaluating the performance of the Chief Executive Officer and other executive officers relative to approved performance goals and objectives;

•	setting the compensation of the Chief Executive Officer and other executive officers based upon the evaluation of performance, market benchmarks, and other factors;

•	assisting the Board in developing and evaluating candidates for key executive positions and ensuring succession plans are in place for the Chief Executive Officer and other executive officers;

•	evaluating compensation plans, policies, and programs with respect to executive officers, independent directors, and certain key personnel;

•	monitoring and evaluating benefit programs for the Company’s executive officers and certain key personnel;

•

reviewing and discussing with management, and recommending to the Board for inclusion in the proxy statement, proposals relating to shareholder advisory votes on executive compensation (the “say-on-pay” proposal) and on the frequency of the “say-on-pay” proposal (the “say-on-frequency” proposal); and

•

reviewing and discussing with management the Company’s Compensation Discussion and Analysis (“CD&A”) and producing an annual report on executive compensation for inclusion in the proxy statement, as applicable.

This year’s Compensation Committee Report is included in this proxy statement on page 33.

The CD&A, which begins on page 21, discusses how the Compensation Committee makes compensation-related decisions regarding our NEOs.

The Compensation Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The Board has determined that each member of the Compensation Committee during fiscal 2020 was, and as currently structured is, independent as defined in the NYSE’s listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serving during fiscal 2020 has been an officer or other employee of the Company. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board.

Nominating and Corporate Governance Committee

During fiscal 2020, the members of the Nominating and Corporate Governance Committee were Ms. Borenstein, and Messrs. Cleverly, Eagle, and Pulver. Mr. Cleverly serves as chairperson. During fiscal 2020, the Nominating and Corporate Governance Committee held five meetings.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates qualified to become Board members and reviewing existing members for re-election;

•	recommending directors for appointment to Board committees; and

•	developing and recommending to the Board a set of corporate governance principles and monitoring the Company’s compliance with and effectiveness of such principles.

The Nominating and Corporate Governance Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The Board has determined that each member of the Nominating and Corporate Governance Committee during fiscal 2020 was, and as currently structured is, independent as defined in the NYSE’s listing standards.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee regularly assesses the appropriateness of the size of the Board. In the event that vacancies occur or are anticipated, the Nominating and Corporate Governance Committee will consider prospective nominees that come to its attention through current Board members, search firms, or other sources.

The Board believes that it is appropriate to limit the group of shareholders who can propose nominees due to time constraints on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider persons recommended by shareholders who hold more than 1% of our common stock for inclusion as nominees for election to the Board if the names of such persons are submitted to Mr. Duggan at the Company’s address set forth in the 2021 Notice of Annual Meeting. This submission must be made in writing and in accordance with our by-laws, including mailing the submission in a timely manner and maintaining share ownership at the time of the applicable annual meeting, and the submission must include the nominee’s name, address, and qualifications for Board membership.

When evaluating a potential candidate for membership on the Board, including candidates properly submitted by shareholders, the Nominating and Corporate Governance Committee considers each candidate’s skills and experience and assesses the needs of the Board and its committees at that point in time. Consistent with this philosophy, the Nominating and Corporate Governance Committee is committed to including in each search candidates who reflect diverse backgrounds, including diversity of gender and race, and seeks to have Board members with diverse backgrounds, experiences, and points of view. In connection with its assessment of all prospective nominees, the Nominating and Corporate Governance Committee will determine whether to interview such prospective nominees, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, will interview such prospective nominees in person or by telephone. Once this evaluation is completed, if warranted, the Nominating and Corporate Governance Committee selects the nominees and recommends to the Board that they be nominated for election at the annual meeting.

Shareholder Communication with Directors

A shareholder or other interested party may submit a written communication to the Board, the Lead Director, or other individual non-management directors. The submission must be delivered to Mr. Duggan at the Company’s address set forth in the 2021 Notice of Annual Meeting.

The Board, the Lead Director, or other non-management directors may require the submitting shareholder to furnish such information as may be reasonably required or deemed necessary to sufficiently review and consider the submission of such shareholder.

Each submission will be forwarded, without editing or alteration, to the Board, the Lead Director, or individual non-management directors, as appropriate, at, or prior to, the next scheduled meeting of the Board. The Board, the Lead Director, or other individual non-management directors, as appropriate, will determine, in their sole discretion, the method by which such submission will be reviewed and considered.

Risk Oversight

The Company’s management is responsible for identifying, assessing, managing, and mitigating the Company’s strategic, financial, operational, and compliance risks.

The Board is responsible for overseeing risk management at the Company and management’s efforts in these areas. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

The Audit Committee is responsible for overseeing the processes, procedures, and capabilities of the Company’s enterprise risk management program, risks related to its financial statements, financial reporting, internal controls, and IT security, as well as compliance with legal and regulatory requirements.

The Compensation Committee oversees risks associated with the Company’s compensation policies and practices with respect to both executive compensation and compensation generally, as well as compliance with legal and regulatory requirements as they relate to compensation. The Compensation Committee also reviews the Company’s compensation policies and practices with management to confirm that there are no risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, and has confirmed that no such risks exist.

The Nominating and Corporate Governance Committee is responsible for overseeing compliance with legal and regulatory requirements as such requirements relate to corporate governance, and for overseeing risks related to the Company’s lobbying and other political activities, and environmental, social, and governance (“ESG”) efforts, including its social compliance program.

The Board and its committees receive updates from senior management on relevant risks and management efforts in these areas at its Board and committee meetings at least annually and more frequently, as appropriate.

Information Security Oversight

The Audit Committee provides oversight of the Company’s information security initiatives. Management reports to the Audit Committee on information security matters, generally on a quarterly basis.

Our information security initiatives are led internally by our Senior Vice President, Chief Information Officer, and includes a comprehensive information security training and compliance program. An external firm assists the Company in the independent evaluation of its information security maturity.

ESG Oversight

We believe a strong team and governance are essential to demonstrating accountability and driving our desired results when it comes to important ESG matters, including climate change, product quality and safety, workers’ rights, product design and innovation, supply chain management, and employee engagement.

The Nominating and Corporate Governance Committee provides oversight of the Company’s ESG initiatives. Management reports to the Nominating and Corporate Governance Committee on ESG matters on a quarterly basis.

Our ESG initiatives are led internally by our Senior Vice President, Corporate Social Responsibility, who reports directly to our Chairman and Chief Executive Officer.

Our ESG initiatives are managed in part by a team of subject matter experts who are part of our broader Supply Chain team that is led by our Executive Vice President of Supply Chain. The team is further supported by the Company’s ESG Council, which includes employees from across the Company’s business.

More information about our ESG efforts can be found at https://www.carters.com/esg (the contents of which are not incorporated by reference into this proxy statement).

Corporate Governance Principles and Code of Ethics

The Company is committed to conducting its business with the highest level of integrity and maintaining the highest standards of corporate governance. Our Corporate Governance Principles and Code of Ethics provide the structure within which our Board and management operate the Company. The Company’s Code of Ethics applies to all directors and Company employees, including each of the Company’s executive officers. Our Corporate Governance Principles and Code of Ethics are available in the investor relations section of our website at ir.carters.com or in print by contacting Mr. Duggan at the Company’s address set forth in the 2021 Notice of Annual Meeting.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

The Board proposes that the following nine director nominees be elected to the Board to serve until the next annual meeting in 2022, or until his or her earlier resignation, death, or removal. Each nominee is listed below, along with their age as of the date of the Annual Meeting. For more information about each of the director nominees, including individual biographies and a discussion of the Board appointments made in fiscal 2020, please see “Board of Directors and Corporate Governance Information—Board of Directors.”

Name	Age
Hali Borenstein	36
Giuseppina Buonfantino	53
Michael D. Casey	60
A. Bruce Cleverly	76
Jevin S. Eagle	54
Mark P. Hipp	59
William J. Montgoris	74
David Pulver	79
Gretchen W. Schar	66

The Board recommends a vote FOR the election of each of the director nominees listed above.

Vote Required

Pursuant to our by-laws and our Corporate Governance Principles, the number of votes properly cast “for” a director nominee must exceed the aggregate number of votes cast “against” that nominee and shares to which the holder “abstains” with respect to that nominee for that nominee to be elected. Abstentions and broker non-votes will be counted towards a quorum, and abstentions will have the practical effect of a vote “against” a director nominee. Broker non-votes are not considered shares entitled to vote in the election of directors.

Any nominee who does not receive a majority of votes cast “for” his or her election is required to tender their resignation. The Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether it should accept or reject such resignation. The Board, taking into account such recommendation, will decide whether to accept such resignation. The Board’s decision will be publicly disclosed within ninety (90) days after the results of the election are certified. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

COMPENSATION OF DIRECTORS

When they are initially appointed to the Board, each of our non-management directors receives a one-time restricted stock grant, equal to the value of the annual retainer, that cliff-vests after three years. Thereafter, each of our non-management directors receives an annual cash retainer and an annual stock award, and each of our committee chairpersons and our Lead Director receives an additional annual retainer. Non-management directors also receive fees for each meeting they attend.

In light of the COVID-19 pandemic and the challenges faced by the Company (as described further below under “Compensation Discussion and Analysis—Response to the COVID-19 Pandemic and Executive Compensation Highlights for Fiscal 2020”), in fiscal 2020 the Board, at the recommendation of the Compensation Committee, temporarily reduced all cash compensation for non-management directors by 50% during the period beginning with the regularly scheduled Board meeting in May 2020 through the end of August 2020.

As a result, for fiscal 2020, each director’s annual retainer was comprised of a $70,000 cash payment (instead of the scheduled $80,000 payment) and an immediately vested grant of our common stock valued at approximately $145,000. In addition, our Lead Director received a $30,625 cash retainer (instead of the scheduled $35,000 retainer), the chairperson of our Audit Committee received a $21,875 cash retainer (instead of the scheduled $25,000 retainer), and the chairpersons of our Compensation and Nominating and Corporate Governance Committees each received $17,500 cash retainers (instead of the scheduled $20,000 retainer). Each director received meeting fees of $2,500 (or $1,250) for each regularly scheduled Board meeting, and $1,000 (or $500) for each special meeting of the Board and regularly scheduled or special meeting of the standing Board committees.

We reimburse directors for travel expenses incurred in connection with attending Board and committee meetings and for other expenses incurred while conducting Company business. During fiscal 2020, all meetings other than the regularly scheduled meetings in February were held telephonically or virtually.

Mr. Casey receives no additional compensation for serving on the Board.

The following table provides information concerning the compensation of our non-management directors serving during fiscal 2020.

FISCAL 2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Total ($)
Hali Borenstein	$91,000	$145,009	$236,009
Amy Woods Brinkley	$112,000	$145,009	$257,009
Giuseppina Buonfantino	$94,500	$145,009	$239,509
A. Bruce Cleverly	$108,500	$145,009	$253,509
Jevin S. Eagle	$99,000	$145,009	$244,009
Mark P. Hipp	$91,500	$145,009	$236,509
William J. Montgoris	$113,375	$145,009	$258,384
Richard A. Noll	$94,000	$145,009	$239,009
David Pulver	$121,625	$145,009	$266,634
Gretchen W. Schar	$91,500	$145,009	$236,509
Thomas E. Whiddon (c)	$91,500	$145,009	$236,509

(a)	This column reports the amount of cash compensation earned in fiscal 2020 through annual cash retainers and meeting fees.

(b)	On May 14, 2020, we issued 1,942 shares of common stock to each non-management director who was a member of the Board on that date with a grant date fair value of $74.67 per share.

(c)	Mr. Whiddon resigned from the Board in January 2021.

For complete beneficial ownership information of our common stock for each director, see heading “Securities Ownership of Beneficial Owners, Directors, and Executive Officers” on page 42.

In November 2020, the Board approved a deferred compensation program for non-management directors, under which beginning in 2021 directors may opt to defer cash retainer payments and stock grants in the form of deferred stock units until the fifth anniversary of the grant date or until the director leaves the Board.

Under the Company’s minimum ownership guidelines, no director may sell Company stock unless he or she owns shares of Company stock with a total market value in excess of five times his or her annual cash retainer, or $400,000, by the end of his or her sixth year of service on the Board. Each of our directors complied with these ownership guidelines in fiscal 2020.

There are no family relationships among any of the directors or our executive officers and none of our non-management directors performed any services for the Company other than services as directors.

EXECUTIVE OFFICERS’ BIOGRAPHICAL INFORMATION AND EXPERIENCE

The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Michael D. Casey	60	Chairman of the Board of Directors & Chief Executive Officer
Brian J. Lynch	58	President
Julie A. D’Emilio	54	Executive Vice President, Sales
Scott F. Duggan	55	Senior Vice President of Legal and Corporate Affairs, General Counsel & Secretary
Jeffrey M. Jenkins	43	Executive Vice President, Global Marketing
Kendra D. Krugman	43	Executive Vice President, Merchandising & Design
Patrick Q. Moore	51	Executive Vice President, North America Retail
Benjamin L. Pivar	54	Senior Vice President & Chief Information Officer
Antonio D. Robinson	49	Senior Vice President, Corporate Social Responsibility
Peter R. Smith	60	Executive Vice President, Supply Chain
Richard F. Westenberger	52	Executive Vice President & Chief Financial Officer
Jill A. Wilson	54	Senior Vice President, Human Resources & Talent Development

Michael D. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Mr. Casey became a director in 2008 and was named Chairman of the Board of Directors in 2009. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PwC, from 1982 to 1993.

Brian J. Lynch joined the Company in 2005 as Vice President of Merchandising. Mr. Lynch was named Senior Vice President in 2008. In 2009, Mr. Lynch was named Executive Vice President and Brand Leader for Carter’s. In 2012, Mr. Lynch was named President. Prior to joining the Company, Mr. Lynch was with The Walt Disney Company from 1995 to 2005 in various merchandising, brand management, and strategy roles in the Disney Parks & Resorts division. Prior to Disney, Mr. Lynch worked for Champion, a division of Hanesbrands Inc., where he held finance, sales management, and marketing positions.

Julie A. D’Emilio joined the Company in 2006 as Vice President of Sales. Ms. D’Emilio was named Senior Vice President of Sales in 2013, and then Executive Vice President, Sales in 2016. Prior to joining the Company, Ms. D’Emilio was with Calvin Klein Jeans, a division of The Warnaco Group, Inc., in various management positions, including Executive Vice President of Juniors’ and Girls, and Vice President of the Women’s Division. Ms. D’Emilio began her career with Liz Claiborne Inc. and also worked for London Fog Industries, Inc. and Jones Apparel Group, a predecessor of The Jones Group, Inc.

Scott F. Duggan joined the Company in 2019 as Senior Vice President of Legal and Corporate Affairs, General Counsel & Secretary. Prior to joining the Company, Mr. Duggan was Senior Vice President – General Counsel, Corporate Secretary, and Compliance Officer at The Fresh Market, Inc. from 2010 until 2019, and from October 2017 to 2019 he also served as Head of Real Estate. Prior to joining The Fresh Market, Inc., Mr. Duggan was a partner at Boston-based law firm Goodwin Procter LLP.

Jeffrey M. Jenkins joined the Company in 2019 as Executive Vice President, Global Marketing. From July 2017 to July 2019, Mr. Jenkins was with CKE Restaurants Holdings, Inc., the parent company of the Carl’s Jr. and Hardee’s fast food restaurant brands, serving most recently as Global Chief Digital Officer and previously as Chief Marketing Officer. From June 2015 to July 2017, Mr. Jenkins was with Whole Foods Market, Inc. as Vice President, Digital Marketing & Channel Activation and Vice President, Digital Strategy & Marketing. From 2008 to June 2015, Mr. Jenkins was with Yum! Brands, Inc. in marketing roles of increasing responsibility.

Kendra D. Krugman joined the Company in 2007 as Manager, Merchandising. Ms. Krugman was named Director, Merchandising in 2008, Vice President Sales and Merchandising, Mass Channel in 2012, Senior Vice President Carter’s Brands and Licensing in 2016, and Executive Vice President, Merchandising & Design in July 2018. Prior to joining the Company, Ms. Krugman held positions at The Gap, Inc. and French Connection Group PLC.

Patrick Q. Moore joined the Company in 2017 as Executive Vice President, Strategy & Business Development. Mr. Moore was named Executive Vice President, Strategy & Global Business Development in February 2019 and Executive Vice President, North America Retail in December 2019. From 2013 to 2017, Mr. Moore was Executive Vice President, Chief Strategy Officer with YP Holdings, a portfolio company of Cerberus Capital Management and one of the largest digital media businesses in the United States. While at YP, Mr. Moore was responsible for a number of functions including strategy, corporate development, labor, compliance, real estate, and business development. From 2001 to 2013, Mr. Moore was with McKinsey & Company, Inc., where he served as a partner from 2006 to 2013, and managed clients across a variety of industries, including consumer products, retail, media, hospitality, and technology.

Benjamin L. Pivar joined the Company in 2015 as Vice President Information Technology (IT) Supply Chain. Mr. Pivar was named Vice President Retail IT in 2017, Vice President & Chief Information Officer in 2018, and Senior Vice President & Chief Information Officer in 2019. Prior to joining the Company, Mr. Pivar spent 12 years at Capgemini, most recently as Senior Vice President, North America Retail Lead.

Antonio D. Robinson joined the Company in 2010 as Vice President, Associate General Counsel. Mr. Robinson was named Vice President, Deputy General Counsel & Chief Compliance Officer in 2019, and Senior Vice President, Corporate Social Responsibility in 2020. Prior to joining the Company, Mr. Robinson was a shareholder at the Atlanta office of Littler Mendelson P.C.

Peter R. Smith joined the Company in 2015 as Executive Vice President, Supply Chain. From 2006 to 2015, Mr. Smith was with V.F. Corporation, serving most recently as Vice President, Supply Chain, EMEA & APAC based in Switzerland and previously as Senior Vice President, Supply Chain, V.F. Sportswear Coalition based in New York. Mr. Smith began his career at Phillips-Van Heusen Corporation and also worked for London Fog Industries, Inc. in various management positions, including Chief Operations Officer and President of London Fog Retail, Pacific Trail Outerwear and other roles in planning, operations, and business systems.

Richard F. Westenberger joined the Company in 2009 as Executive Vice President & Chief Financial Officer. Mr. Westenberger’s responsibilities include management of the Company’s finance and information technology functions. Prior to joining the Company, Mr. Westenberger served as Vice President of Corporate Finance and Treasurer of Hewitt Associates, Inc. from 2006 to 2008. From 1996 to 2006, Mr. Westenberger held various senior financial management positions at Sears Holdings Corporation and its predecessor organization, Sears, Roebuck and Co., including Senior Vice President & Chief Financial Officer of Lands’ End, Inc., Vice President of Corporate Planning & Analysis, and Vice President of Investor Relations. Prior to Sears, Mr. Westenberger was with Kraft Foods, Inc. He began his career at Price Waterhouse LLP, a predecessor firm to PwC, and is a certified public accountant.

Jill A. Wilson joined the Company in 2009 as Vice President of Human Resources. In 2010, Ms. Wilson was promoted to Senior Vice President, Human Resources & Talent Development. Ms. Wilson joined the Company after more than 20 years with The May Company and Macy’s, Inc. While at Macy’s, Ms. Wilson held various human resource positions of increasing responsibility, including Group Vice President of Human Resources. Ms. Wilson has extensive experience in a broad range of human resource disciplines including global talent management, organizational development, learning and development, compensation, benefits, talent acquisition, and mergers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis, or CD&A, is intended to provide information regarding the Company’s executive compensation program and practices. This CD&A covers a variety of topics, including the Company’s compensation philosophy regarding executive compensation, the role of our Compensation Committee in setting the compensation of our executive officers, including our NEOs, and our executive compensation decisions for fiscal 2020.

Our NEOs for fiscal 2020 were:

•	Michael D. Casey, Chairman & Chief Executive Officer;

•	Richard F. Westenberger, Executive Vice President & Chief Financial Officer;

•	Brian J. Lynch, President;

•	Patrick Q. Moore, Executive Vice President, North America Retail; and

•	Peter R. Smith, Executive Vice President, Supply Chain.

Each of our NEOs was employed by the Company in their respective roles for all of fiscal 2020.

Response to the COVID-19 Pandemic and Executive Compensation Highlights for Fiscal 2020

During fiscal 2020, the global pandemic caused by the spread of the novel strain of coronavirus (“COVID-19”) negatively affected the global economy, disrupted global supply chains, and created significant disruption in a wide range of markets, including a disruption in consumer demand for baby and children’s clothing and accessories.

In fiscal 2020, the COVID-19 pandemic had a significant adverse effect on our business, financial condition, and results of operations. For instance:

•	We saw lower sales both in our domestic and international retail and wholesale channels, and some of our wholesale customers unilaterally extended their payment terms with us.

•

During March and April 2020, for the safety of customers and employees and due to local regulations, we suspended retail store operations in North America, which had a material effect on the results of operations in our U.S. Retail and International segments. Stores began reopening in the second quarter of fiscal 2020. During December 2020, we closed a number of our stores again in Canada and Mexico for the safety of our employees and customers, and to comply with local regulations.

•

As consumer preferences shifted to our eCommerce channel, we announced our plan to close approximately 25% of our current stores, when leases come up for renewal or where there is a kick-out provision in the lease. Over 100 of these closures are planned to occur by the end of fiscal 2021.

•	To improve near-term liquidity in light of the uncertainty and disruption related to COVID-19:

•	in March 2020, we drew $639.0 million under our secured revolving credit facility;

•	on May 4, 2020, through our wholly owned subsidiary, The William Carter Company (“TWCC”), we successfully amended our revolving credit facility to provide for, among other things, a waiver of financial covenants through the balance of fiscal year 2020, revised covenant requirements through the third quarter of fiscal year 2021, and the ability to raise additional unsecured financing; and

•	on May 11, 2020, we completed the sale of $500 million principal amount of senior notes at par issued by TWCC, bearing interest at a rate of 5.500% per annum, and maturing on May 15, 2025.

•	during the second and third quarters of fiscal 2020, we used the net proceeds from the notes, along with cash on hand, to repay all of our borrowings under our secured revolving credit facility.

•	To create additional financial flexibility, we reduced costs, inventory commitments, and capital expenditures, during a portion of fiscal 2020. For example:

•

We furloughed all of our U.S. and Canada store associates and certain office-based employees during a portion of the time when our stores were closed. In addition, in the first and fourth quarters of fiscal 2020, the Company announced several organizational restructuring initiatives which included a reorganization of staffing models across multiple functions to drive labor savings and increase efficiencies, the consolidation of certain functions into our corporate headquarters in Atlanta, Georgia, and over 100 planned store closures by the end of fiscal 2021.

•

We implemented temporary delayed merit increases and implemented tiered salary reductions for our NEOs and other employees, implemented temporary fee reductions for our Board of Directors, and reduced other compensation-related expenses. During the third quarter of fiscal 2020, we reinstated merit increases and salaries (including for our NEOs), and Board of Directors’ fees. More information about these salary reductions is provided below under “—2020 Total Direct Compensation—2020 Base Salary.”

•

During the second quarter of fiscal 2020, we suspended rent payments under the leases for our temporarily closed stores in North America. We resumed making the required rent payments under these leases in the third quarter of fiscal 2020.

•	With respect to return of capital initiatives, in the first half of fiscal 2020, we announced that we suspended our share repurchase program and our quarterly cash dividend.

•

We also executed substantial reductions in expenses, store occupancy costs, and overall costs, including reduced inventory purchases. During the third quarter of fiscal 2020, we resumed spending on certain strategic investments in information technology, eCommerce, marketing, and omni-channel retail store initiatives.

•

Our manufacturing supply chain, which is primarily in Asia, was disrupted due to delays in textile mill and factory openings, delays in workers being able to return to work, and the spread of the pandemic from China to other parts of the world. In addition, ocean and air freight carriers’ global operations have been disrupted due to the global shift in demand, leading to delays in shipments and increased costs from Asia to North America and elsewhere.

Please see our annual report on Form 10-K for fiscal 2020 for more information about the financial and other impacts that the pandemic had on the Company in fiscal 2020.

In February 2021, the Compensation Committee determined that, as a result of these significant impacts to the business, the Company did not achieve its minimum fiscal 2020 performance targets for compensation purposes. Specifically, the Compensation Committee had set targets based on the Company’s fiscal 2020 performance in February 2018 (in the case of the shares of performance-based restricted stock that were issued in fiscal 2018) and February 2020 (in the case of the shares of performance-based restricted stock that were issued in fiscal 2020 and the 2020 annual cash incentive compensation plan), in each case well before the potential effects of the pandemic on the business and the global economy were appreciated or known. The Compensation Committee determined that, based on the Company’s fiscal 2020 performance, the Company did not meet these targets, and the annual cash incentive compensation for fiscal 2020 under our Incentive Compensation Plan would be paid out at 0% of target, and the shares of performance-based restricted stock that were issued in 2018 and 2020 would vest at 0% of target.

However, the Compensation Committee noted that despite the challenges and disruptions discussed above the Company significantly exceeded the forecasts that were prepared by management in the early days of the pandemic, including those prepared in the context of the Company’s financing activities described above. Additionally, fiscal 2020 was a year of significant achievement across numerous areas of the business. For example, the Company was able to accelerate its omni-channel initiatives to continue to deliver product to customers during the pandemic, and to improve on its gross and operating margins throughout the second half of fiscal 2020, with strong inventory management, continued progress in improving price realization, a better promotional strategy, and its ability to decrease costs in response to decreased sales.

In recognition of the Company’s performance and achievements during the pandemic, and in light of the Compensation Committee’s overall compensation philosophy that, in part, seeks to attract and retain superior executive talent and to drive performance, the Compensation Committee determined to pay out a discretionary annual cash incentive compensation for fiscal 2020 equal to 25% of target with respect to our NEOs for fiscal 2020.

Compensation Governance

What We Do:

Align Pay with Company Performance: A significant portion of our NEOs’ total direct compensation is linked to Company performance in the form of incentive compensation and long-term equity compensation tied to performance criteria.

Retain an Independent Compensation Consultant: The Compensation Committee retains an independent consultant to advise it on executive and director compensation matters and to help analyze comparative compensation data to confirm that the design and pay levels of our compensation program are consistent with market practices.

Utilize Stock Ownership Guidelines: We have minimum stock ownership guidelines for our executive officers to encourage them to maintain a meaningful equity interest in the Company in order to more closely align their interests with those of our shareholders in general.

Utilize Equity Retention Guidelines: Our equity retention policy for executive officers requires holding periods for time-based restricted stock and time-based stock option grants.

Have Double-Trigger Cash Severance Arrangements in the Event of a Change of Control: Our severance agreements with our NEOs provide for cash severance benefits to be paid only if there is a qualifying termination in connection with a change of control.

What We Do Not Do

No Guaranteed Annual Salary Increases or Guaranteed Bonuses

No Re-Pricing of Stock Options Without Shareholder Approval

No Hedging, Pledging, or Short Sales of Company Stock

No Special Perquisites Provided to Our NEOs

No Equity Grants Below 100% Fair Market Value

Compensation Philosophy

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation philosophy is to set our NEOs’ total direct compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment. The Company’s compensation program for our NEOs is designed to support these objectives and encourage strong financial performance on an annual and long-term basis, without encouraging excessive risks, by linking a significant portion of our NEOs’ total direct compensation to Company performance in the form of incentive compensation and long-term performance stock.

Compensation Structure and Determination

The principal components of the compensation structure for our NEOs are:

•	base salary;

•	annual cash incentive compensation; and

•	long-term equity incentive compensation.

Together, the Company refers to these three components as “total direct compensation.”

General

In setting a total direct compensation target for each NEO, our Compensation Committee considers both the objective and subjective factors set forth below. The Compensation Committee also reviews total direct compensation, and its individual components, at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in our peer group and, as needed, a broader retail survey, in order to understand where the compensation it sets falls relative to market practices. These levels are selected because the Compensation Committee reviews this peer data as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the NEO’s role and scope of responsibilities relative to the companies in our peer group and, as needed, a broader retail survey. The Compensation Committee chooses the actual amount of each element of compensation and the total compensation opportunity of each executive officer based, in part, on its review of data for the companies in our peer group and, as needed, a broader retail survey.

In setting compensation of all NEOs, our Compensation Committee considered multiple objective and subjective factors, including:

•	the nature and scope of each executive’s responsibilities;

•	comparative compensation data for executives in similar positions at companies in our peer group and, as needed, a broader retail survey;

•	each executive’s experience, performance, and contribution to the Company;

•	the Company’s performance;

•	prior equity awards and potential future earnings from equity awards;

•	retention needs; and

•	any other factors the Compensation Committee deems relevant.

Base Salary

When setting base salaries for our NEOs, our Compensation Committee considers the objective and subjective factors set forth above and also reviews base salaries at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in our peer group and a broader retail survey, as appropriate.

Annual Cash Incentive Compensation

The Company makes annual cash incentive compensation (through our Incentive Compensation Plan) a significant component of our NEOs’ targeted total direct compensation in order to motivate our executives to meet and exceed the Company’s annual operating plans. For each NEO, our Compensation Committee approves target annual cash incentive compensation as a percentage of such NEO’s base salary. In establishing these annual cash incentive compensation targets, the Compensation Committee considers our NEOs’ potential total direct compensation in light of the Company’s compensation philosophy and comparative compensation data. Our NEOs may also receive special bonuses in recognition of special circumstances or for superior performance.

Our Compensation Committee has the discretion to reduce or not to award annual cash incentive compensation, even if the Company achieves its financial performance targets, and to take into account personal performance in determining the percentage of each NEO’s annual cash incentive compensation to be paid, if any. For example, our Compensation Committee has discretion to reduce future incentive compensation awards based on financial restatements or misconduct. In addition, in accordance with the requirements of the Sarbanes-Oxley Act of 2002, Messrs. Casey and Westenberger are subject to the adjustment, cancellation, or recovery of incentive awards or payments made to them in the event of a financial restatement, and all of our NEOs are subject to the clawback policy described below.

Long-Term Equity Incentive Compensation

Our Equity Incentive Plan allows for various types of equity awards, including stock options, restricted stock (both time and performance-based), restricted stock units, stock appreciation rights, and deferred stock. Awards under our Equity Incentive Plan are granted to recruit, motivate, and retain employees and in connection with promotions or increased responsibility. Historically, our Compensation Committee has awarded a combination of time-based stock options, time and performance-based restricted stock, and time-based restricted stock units, although it may choose to use other forms of equity awards in the future.

All awards under our Equity Incentive Plan must be approved by our Compensation Committee. Our Compensation Committee determines the type, timing, and amount of equity awards granted to each of our NEOs after considering their previous equity awards, base salary, and target annual cash incentive compensation in light of the Company’s compensation philosophy. Our Compensation Committee also considers the comparative compensation data in our peer group and (as needed) a broader retail survey, and our desire to retain and motivate our NEOs and to align their goals with the long-term goals of our shareholders.

Our Compensation Committee’s practice is to approve equity grants at regularly scheduled meetings, but may also make equity grants at special meetings or by unanimous written consent, and could select a date subsequent to a regularly scheduled meeting on which to grant equity awards. The exercise prices of equity awards are set at the closing price of our common stock on the NYSE on the date of grant.

In considering the value of equity awards, we calculate the value of time-based and performance-based restricted stock awards using the closing price of our common stock on the date of grant.

Role of the Compensation Committee, Independent Consultant and Management

Our Compensation Committee sets the total direct compensation of our NEOs, as well as the financial performance targets for our NEOs’ annual cash incentive compensation and vesting terms for their equity awards, including performance-based awards.

For fiscal 2020, our Compensation Committee engaged Korn Ferry (through February 2020) and Meridian Compensation Partners, LLC (since March 2020), each an independent compensation consultant, to advise it on executive and director compensation matters.

The compensation consultant informs the committee on market trends, as well as regulatory issues and developments and how they may impact the Company’s executive compensation program. The compensation consultant also, among other things:

•	participates in the design of the executive compensation program to help the Compensation Committee evaluate, among other things, the linkage between pay and performance;

•	reviews market data and advises the Compensation Committee regarding the compensation of the Company’s executive officers; and

•	reviews and advises the Compensation Committee regarding director compensation.

With the goal of maintaining the effectiveness of our executive compensation program, and not to alter our compensation philosophy, our Compensation Committee reviews the reasonableness of compensation for our executive officers, including our NEOs, and compares it with compensation data paid to executives in similar positions at the companies in our peer group and, as needed, a broader retail survey.

The compensation consultant serves at the discretion of the Compensation Committee and regularly attended executive sessions with the Compensation Committee. At the direction of the Compensation Committee, our Chief Executive Officer worked with the compensation consultant to review comparative compensation data and made recommendations for base salary, annual cash incentive compensation, and long-term equity incentive compensation for our NEOs, other than himself. Compensation for our Chief Executive Officer is set by the Compensation Committee, without any involvement by the Chief Executive Officer, based on recommendations made by the compensation consultant.

The Compensation Committee has assessed the independence of both Korn Ferry and Meridian Compensation Partners, LLC pursuant to the NYSE’s and the SEC’s rules and has determined that they are each independent, and the work provided by each of them did not raise a conflict of interest.

Peer Group Analysis and Retail Survey

To assess the market competitiveness of our NEOs’ compensation, the committee and management review data provided by the compensation consultant from two sources: data from our peer group and a broader retail survey.

Our Compensation Committee has established a peer group, which is generally comprised of companies in the retail or wholesale industries which primarily conduct business in apparel or related accessories, sell products under multiple brands through retail and outlet stores, and have net sales generally between one-half and two times the Company’s net sales. In setting fiscal 2020 compensation, our peer group was comprised of the following fifteen companies:

Abercrombie & Fitch Co.	lululemon athletica inc.
American Eagle Outfitters, Inc.	Levi Strauss & Co.
Chico’s FAS, Inc.	Tapestry, Inc.
The Children’s Place, Inc.	Ulta Beauty, Inc.
Columbia Sportswear Company	Under Armour, Inc.
Designer Brands Inc.	Urban Outfitters, Inc.
Guess?, Inc.	William-Sonoma, Inc.
Hanesbrands Inc.

In October 2020, our Compensation Committee conducted, with the assistance of the compensation consultant, its annual review of our peer group and determined, based on the criteria established for inclusion in the peer group, to remove Chico’s FAS, Inc., Designer Brands Inc., lululemon athletica inc., and Ulta Beauty, Inc., and add G-III Apparel Group, Ltd., Gildan Activewear Inc., Kontoor Brands, Inc., and Skechers U.S.A., Inc. to the peer group for fiscal 2021.

In addition, the Compensation Committee, at the advice of its compensation consultant, uses select information from a broader retail survey – that includes apparel and related products retailers or department stores who primarily sell apparel and related products – for executive compensation market assessment in order to supplement compensation data provided by the peer group analysis for roles outside of the Chief Executive Officer, Chief Financial Officer, and President that may not be adequately represented in the data that is available from our peer group.

Say-on-Pay Results

At the 2020 annual meeting of shareholders, approximately 98.7% of the votes cast were in favor of the advisory vote to approve executive compensation. While this vote was advisory and not binding, the Compensation Committee carefully considered the result of the say-on-pay vote in the context of our overall compensation philosophy, as well as our compensation policies and decisions. After reflecting on the say-on-pay vote, our Compensation Committee decided that no changes to the 2019 compensation philosophy were necessary. At the Annual Meeting, the Company plans to again hold an annual advisory vote to approve executive compensation (Proposal Number Two). The Compensation Committee plans to continue to consider the results from this year’s and future advisory votes on executive compensation.

2020 Total Direct Compensation

Throughout fiscal 2020, our Compensation Committee reviewed compensation data from our peer group and, as needed, a broader retail survey, and compared that data to the compensation of our NEOs. In addition, for fiscal 2020, the Compensation Committee took into account the Company’s performance in light of the COVID-19 pandemic, as discussed above under “—Response to the COVID-19 Pandemic and Executive Compensation Highlights for Fiscal 2020.”

2020 Base Salary

In February 2020, the Compensation Committee determined to increase the base salaries for fiscal 2020 for each of our NEOs, except for Mr. Casey, whose base salary remained the same relative to fiscal 2019, and Mr. Moore, whose base salary was increased to $575,000 when he was named Executive Vice President, North America Retail in December 2019. These increases were based on each NEOs performance during fiscal 2019. The base salary for each NEO for fiscal 2020 is set out below.

	Michael Casey	Richard Westenberger	Brian Lynch	Patrick Moore	Peter Smith
Base salary (2019 annual)	$1,050,000	$615,000	$755,000	$575,000	$520,000
Base salary (2020 annual)	$1,050,000	$635,000	$780,000	$575,000	$535,000

Due to the COVID-19 pandemic (as discussed above under “—Response to the COVID-19 Pandemic and Executive Compensation Highlights for Fiscal 2020”), the increases for fiscal 2020 did not become effective until August 22, 2020, and the base salaries for each of the NEOs, as well as all other employees of Carter’s, were temporarily reduced from April 26, 2020 to August 22, 2020. Mr. Casey’s base salary was temporarily reduced by 50%, and the other NEO’s salaries were temporarily reduced by 10%. The total salary for each NEO in fiscal 2020 is shown in the Summary Compensation Table in the “Salary” column.

2020 Annual Cash Incentive Compensation and Bonus

In February 2020, our Compensation Committee set the following fiscal 2020 annual cash incentive compensation targets for our NEOs: 125% of base salary for Mr. Casey, 100% for Mr. Lynch, and 75% for Messrs. Moore, Smith, and Westenberger. In accordance with our Incentive Compensation Plan, for fiscal 2020, the Compensation Committee used two financial performance metrics to determine the amount, if any, of annual cash incentive compensation to be paid under our Incentive Compensation Plan: net sales (weighted at 50%) and operating income, as adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 50%). (Please see additional information in our quarterly earnings releases for how adjusted operating income is determined for the purposes of determining our NEOs’ compensation.) Our Compensation Committee selected net sales and operating income (as it may be adjusted) as performance metrics because it believes these metrics are key measures that are aligned with the interests of our shareholders and provide a means to measure the quality of our earnings. Our NEOs could have earned from 0% to 200% of their target annual cash incentive compensation in fiscal 2020 based upon the Company’s achievement of net sales and adjusted operating income.

In February 2021, the Compensation Committee determined that, due to the effects of the pandemic (as discussed above under “—Response to the COVID-19 Pandemic and Executive Compensation Highlights for Fiscal 2020”) the Company did not achieve either of the minimum (Threshold) targets, which were set at $3,476 million for net sales and $401 million for adjusted operating income. As a result, our NEOs were awarded 0% of their cash incentive compensation targets for fiscal 2020.

However, in recognition of the Company’s performance and achievements during the pandemic (as discussed above under “—Response to the COVID-19 Pandemic and Executive Compensation Highlights for Fiscal 2020”), and in light of the Compensation Committee’s overall compensation philosophy that, in part, seeks to attract and retain superior executive talent and to drive performance, in February 2021 the Compensation Committee decided to pay out a discretionary annual cash incentive compensation for fiscal 2020 at 25% of target with respect to our NEOs for fiscal 2020. Payouts for the NEOs are shown in the Summary Compensation Table in the “Bonus” column.

2020 Long-Term Equity Incentive Compensation

In February 2020, our Compensation Committee approved annual time-based restricted stock and performance-based restricted stock grants for each NEO.

All of the time-based restricted stock awards granted to our NEOs in fiscal 2020 are subject to the equity retention policy described below, contingent on the NEO’s continued employment with the Company, and vest in four equal annual installments on the anniversary of each grant date.

All of the performance-based restricted stock granted in February 2020 were eligible to vest in varying percentages (between 25% and 150%) if the Company achieves certain one-year growth targets for fiscal 2020 net sales and operating income (as adjusted for items judged to be non-recurring or unusual in nature), and subject to an additional two-year holding period.

The following table details the number of shares underlying the grants to each of our NEOs. A more detailed description of such grants can be seen below in the table “Fiscal 2020 Grants of Plan-Based Awards” and its footnotes.

	Michael Casey	Richard Westenberger	Brian Lynch	Patrick Moore	Peter Smith
Time-Based Restricted Stock	27,188	4,988	5,892	2,608	2,608
Performance-Based Restricted Stock	27,188	4,988	5,892	2,608	2,608

In addition, in February 2020, the Compensation Committee certified the performance criteria for the performance-based restricted stock that was granted in February 2017 and vested based on the Company’s fiscal 2019 adjusted EPS. Like in 2019, the Compensation Committee exercised negative discretion (as allowed pursuant to the Company’s equity plan) to further adjust fiscal 2019 adjusted EPS to exclude the effects of the 2017 federal tax reform as that effect was not contemplated by the Compensation Committee when setting the adjusted EPS targets. The threshold, target, and maximum metrics are set out below:

Fiscal 2019 Adj. EPS
25% of Target 2017 Performance-Based Restricted Stock (Threshold)	$5.75
100% of Target 2017 Performance-Based Restricted Stock (Target)	$7.08
150% of Target 2017 Performance-Based Restricted Stock (Maximum)	$7.95
Fiscal 2019 Adjusted Performance (as reduced through negative discretion)	$5.80

Based on the Company’s fiscal 2019 performance, our NEOs were awarded approximately 28% of the performance-based restricted stock that was granted in February 2017.

2021 Total Direct Compensation

In February 2021, the Compensation Committee set the 2021 total direct compensation for the Company’s executive officers. In doing so, the Compensation Committee took into account all of the factors discussed above, as well as the on-going effects of the COVID-19 pandemic, including the resulting uncertainty to the business’s potential performance in fiscal 2021.

For the executive officers’ 2021 annual cash incentive compensation, the Compensation Committee used two financial performance metrics to determine the amount, if any, of annual cash incentive compensation to be paid under our Incentive Compensation Plan: net sales (weighted at 25%) and operating income, as adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 75%). The Compensation Committee determined that this mix was appropriate to incentivize the Company’s management to grow profitable sales and operating income.

For the executive officers’ 2021 long-term equity incentive compensation, the Compensation Committee awarded grants under our Equity Incentive Plan. These grants were in the form of restricted stock that vests in equal parts over four years and, in the case of our executive officers other than Mr. Casey, restricted stock that cliff vests after three years. The Compensation Committee determined that this mix was consistent with the Company’s compensation philosophy and appropriate given the uncertainty in the Company’s business in fiscal 2021 as a result of the pandemic. The Compensation Committee expects to re-visit the discussion of performance-based equity for executive officers for the fiscal 2022 grants.

Also, in February 2021, the Compensation Committee certified the performance criteria for the performance-based restricted stock that was granted in February 2018 and February 2020 and vested based on the Company’s fiscal 2020 performance. As discussed above under “—Response to the COVID-19 Pandemic and Executive Compensation Highlights for Fiscal 2020,” the Compensation Committee determined that these grants vested at 0% of target based on the Company’s fiscal 2020 performance.

More information relating to the 2021 total direct compensation for the Company’s NEOs will be provided in next year’s proxy statement.

Stock Ownership Guidelines and Equity Retention Policy

Our Compensation Committee regularly reviews the equity ownership of our NEOs compared to the Company’s minimum ownership guidelines. Under the Company’s minimum ownership guidelines, no NEO may sell shares of Company stock (other than to cover the tax obligations resulting from the vesting of Company restricted stock or from exercising vested stock options) unless they own shares of Company stock with a total market value in excess of a specified multiple of his or her base salary and continues to maintain such level of ownership after such sale. For fiscal 2020, the ownership multiples for our NEOs were as follows:

Multiple of Base Salary
Chief Executive Officer	7x
President	4x
Executive Vice Presidents	3x

During fiscal 2020 each of our NEOs was in compliance with his applicable ownership requirement.

Our equity retention policy for NEOs requires that, prior to any sale, any time-based restricted stock granted to an NEO be held for four years following the date of grant, except for any withholding to cover tax obligations resulting from the vesting of such shares. The policy also requires that shares underlying time-based options granted be held for at least one year from the date of vesting.

401(k) Plan

The Company’s 401(k) matching program provides Company matching of employee contributions, including contributions by NEOs, at the discretion of the Company, based on the Company’s performance. In February 2020, the Company announced that employee contributions made to the Company’s 401(k) plan in fiscal 2020 would be matched by the Company 100% up to 4% of the employee’s eligible compensation for all eligible employees, up to the maximum amount permitted by the Internal Revenue Service.

Accounting and Tax Considerations

Accounting, tax, and related financial implications to the Company and our NEOs are considered during the analysis of our compensation and benefits program and individual elements of each. Overall, the Compensation Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact earnings and other measures of importance to shareholders.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized over the vesting period in our consolidated statements of operations for stock options and restricted stock (both time and performance-based). However, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we may not deduct compensation of more than $1 million paid to the Company’s “covered employees,” which includes (a) any individual who at any time during the taxable year is either our principal executive officer or principal financial officer, or an employee whose total compensation for the tax year is required to be reported to our shareholders because he or she is among the three highest compensated officers for the tax year (other than the principal executive officer or principal financial officer), and (b) any person who was a covered employee at any time after December 31, 2016. Prior to January 1, 2018, certain grants may have qualified as “performance-based compensation” and, as such, would be exempt from the $1 million limitation on deductible compensation. Such performance-based compensation exception was eliminated by the Tax Cuts and Jobs Act with respect to tax years beginning January 1, 2018; however, under a transition rule, compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and which is not materially modified after such date may still qualify for the performance-based compensation exception. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. While the Compensation Committee is mindful of the benefit to our performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives and support our compensation philosophy. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our shareholders.

Clawback and Hedging Policies

The Board has adopted a policy for the recovery of cash and equity performance-based compensation from executives (these are generally referred to as “recoupment” or “clawback” policies). The policy provides that the Board may require an executive to reimburse or forfeit a performance-based award or repay performance-based compensation if the Company is required to prepare an accounting restatement as a result of misconduct, if such executive knowingly caused or failed to prevent such misconduct.

Further, hedging and pledging of Company stock is prohibited under the Company’s policies to ensure that the interests of the holders of Company stock are fully aligned with those of shareholders in general. During fiscal 2020, none of our NEOs entered into hedging arrangement or pledged any shares of Company stock.

Severance Agreements with NEOs

Each of our NEOs has a severance agreement with the Company. In the event that an NEO is terminated by the Company for “cause,” retires, becomes disabled, or dies, the executive or his estate will be provided his base salary and medical and other benefits through the termination of his employment.

If an NEO is terminated without “cause,” or an NEO terminates for “good reason” (with “cause” and “good reason” defined in each executive’s respective agreement and summarized below) the Company will be obligated to pay such executive’s base salary for 24 months in the case of Mr. Casey, for 18 months in the case of Mr. Lynch, and for 12 months in the cases of Messrs. Moore, Smith, and Westenberger. In each case, base salary will be paid in bi-weekly installments. The Company is also obligated to pay each NEO a pro-rated annual cash incentive compensation amount that would have been earned by each such executive if he had been employed at the end of the year in which his employment was terminated. The determination of whether an annual cash incentive compensation is payable to the NEO will not take into account any individual performance goals and shall be based solely on the extent to which Company performance goals have been met. Additionally, the Company is obligated to pay the Company’s contribution to the medical, dental, and life insurance benefits for 24 months in the case of Mr. Casey, for 18 months in the case of Mr. Lynch, and for 12 months in the case of Messrs. Moore, Smith, and Westenberger.

In the event that within two years following a “change of control” (with “change of control” defined in each executive’s agreement) the Company terminates the NEO’s employment, other than for “cause” or such executive terminates his employment for “good reason,” the Company shall pay such NEO’s base salary, and the Company’s contribution to the medical, dental, and life insurance benefits, for 36 months in the case of Mr. Casey, 30 months in the case of Mr. Lynch, and 24 months in the case of Messrs. Moore, Smith, and Westenberger. In the event of a “change of control” of the Company, all unvested stock options and all unvested shares of restricted stock held by the NEO will fully vest.

Severance payments made to the NEOs are subject to the requirements of Section 409A Code.

Under the agreements with each of our NEOs, “cause” is generally deemed to exist when such NEO has: (a) been convicted of a felony or entered a plea of guilty or no contest to a felony; (b) committed fraud or other act involving dishonesty for personal gain which is materially injurious to the Company; (c) materially breached his obligations of confidentiality, intellectual property assignment, non-competition, non-solicitation, or non-disparagement against the Company after a cure period, provided such breach by its nature was curable; (d) willfully engaged in gross misconduct which is injurious to the Company; or (e) after a cure period, willfully refused to substantially perform his duties or is grossly negligent in performance of such duties.

Under the agreements with our NEOs, “good reason” is generally deemed to exist when there is: (a) a material reduction in the executive’s title, duties, or responsibilities; (b) a material change in the geographic location at which the executive must perform services; or (c) a material breach of the executive’s agreement by the Company.

Potential Payments Upon Termination or Change of Control

Termination

As described in more detail above under the heading “Severance Agreements with NEOs,” we have entered into certain agreements and maintain certain plans that may require us in the future to make certain payments and provide certain benefits in the event of a termination of employment.

For purposes of the table below, a hypothetical termination without “cause” or for “good reason” is assumed to have occurred as of January 2, 2021, the last day of fiscal 2020. The table below indicates the payment and provision of other benefits that would be owed to each of our NEOs as the result of such a termination. There can be no assurance that a termination of employment of any of our NEOs would produce the same or similar results as those set forth below on any other date. The terms “without cause” and “good reason” are defined in the agreements with our executives and summarized above under the heading “Severance Agreements with NEOs.”

	Michael Casey	Richard Westenberger	Brian Lynch	Patrick Moore	Peter Smith
Base Salary	$2,100,000	$635,000	$1,170,000	$575,000	$535,000
Cash Incentive Compensation (a)	—	—	—	—	—
Health and Other Benefits	22,924	11,466	10,386	11,466	11,466

Total	$2,122,924	$646,466	$1,180,386	$586,466	$546,466

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2020 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Change of Control and Termination Following a Change of Control

In the event of a change of control, as that term is defined under the Company’s Equity Incentive Plan and individual awards, all unvested stock options and all unvested shares of restricted stock will fully vest, and all unvested shares of performance stock will vest at their respective “target” amounts. In addition, as described in more detail above under the heading “Severance Agreements with NEOs,” we have entered into certain agreements that may require us to make certain payments and provide certain benefits to our NEOs in the event of their termination in relation to a change of control (with “change of control” defined in each executive’s agreement).

For purposes of the table below, we have assumed that all unvested stock options, and all unvested shares of restricted stock and performance stock, have fully vested immediately prior to a change of control on January 2, 2021, the last day of fiscal 2020, and that a termination without “cause” occurred immediately following a change of control on January 2, 2021. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable NEO by the difference between the closing price of our common stock on December 31, 2020 (which was the last trading day before the end of fiscal 2020), as reported by the NYSE, which was $94.07, and the exercise price of the option. The estimated benefit amount of unvested restricted stock was calculated by multiplying the number of restricted shares held by the applicable NEO by the closing price of our common stock on December 31, 2020 (which was the last trading day before the end of fiscal 2020), as reported by the NYSE, which was $94.07.

There can be no assurance that a change of control would produce the same or similar results as those set forth below on any other date or at any other price. These amounts do not include vested stock options, vested shares of restricted stock, or vested shares of performance stock. For a list of earned vested stock options, see the “Outstanding Equity Awards at Fiscal 2020 Year-End” table beginning on page 37.

	Michael Casey	Richard Westenberger	Brian Lynch	Patrick Moore	Peter Smith
Base Salary	$3,150,000	$1,270,000	$1,950,000	$1,150,000	$1,070,000
Cash Incentive Compensation (a)	—	—	—	—	—
Health and Other Benefits	34,385	22,932	17,309	22,932	22,932
Option Value	176,468	17,903	35,600	31,141	17,903
Stock Value	13,284,377	2,190,702	2,743,552	1,780,557	1,338,522

Total	$16,645,230	$3,501,536	$4,746,461	$2,984,630	$2,449,356

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2020 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Perquisites and Other Benefits

Our NEOs do not receive any perquisites or other benefits on an annual basis that are not otherwise available to all employees. The cost of providing these benefits and perquisites to the NEOs is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the footnotes to such table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee

Ms. Amy Woods Brinkley, Chairperson
Ms. Giuseppina Buonfantino
Mr. Jevin S. Eagle
Mr. Richard A. Noll

FISCAL 2020 SUMMARY COMPENSATION TABLE

The table below provides information concerning the compensation of our NEOs.

In the “Salary” column, we disclose the base salary paid to each of our NEOs during fiscal 2020, 2019, and 2018.

In the “Stock Awards” and “Option Awards” columns, we disclose the total fair value of the grants made in fiscal 2020, 2019, and 2018, without a reduction for assumed forfeitures. For restricted stock, the fair value is calculated using the closing price on the NYSE of our stock on the date of grant. For time-based stock options, the fair value is calculated based on assumptions summarized in Note 10 to our audited consolidated financial statements, which are included in our fiscal 2020 Annual Report.

In the “Non-Equity Incentive Plan Compensation” column, we disclose the dollar value of all compensation earned in fiscal 2020, 2019, and 2018 pursuant to the Company’s Amended and Restated Incentive Compensation Plan, including all annual cash incentive compensation.

In the “All Other Compensation” column, we disclose the dollar value of all other compensation that could not properly be reported in other columns of the Fiscal 2020 Summary Compensation Table, including perquisites, amounts reimbursed for the payment of taxes, and other payments paid by the Company for the benefit of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (e)	Total ($)
Michael D. Casey	2020	$868,269	$328,200	$6,000,392	$—	$—	$100,257	$7,297,118
Chairman of the Board of Directors and	2019	$1,050,000	$—	$5,500,698	$—	$790,000	$287,214	$7,627,912
Chief Executive Officer	2018	$1,040,769	$—	$4,125,537	$1,373,592	$497,600	$222,538	$7,260,036

Richard F. Westenberger	2020	$600,635	$119,100	$1,100,852	$—	$—	$27,259	$1,847,845
Executive Vice President &	2019	$615,000	$—	$800,541	$—	$278,000	$55,375	$1,748,916
Chief Financial Officer	2018	$608,846	$—	$924,482	$140,738	$174,900	$48,626	$1,897,592

Brian J. Lynch	2020	$737,519	$195,000	$1,300,364	$—	$—	$31,959	$2,264,842
President	2019	$755,000	$—	$1,100,566	$—	$455,000	$72,057	$2,382,623
	2018	$747,308	$—	$825,396	$274,451	$286,300	$65,831	$2,199,285

Patrick Q. Moore	2020	$564,327	$107,900	$575,586	$—	$—	$25,928	$1,273,741
Executive Vice President,	2019	$515,000	$—	$1,150,428	$—	$260,000	$37,903	$1,963,331
North America Retail	2018	$510,385	$—	$424,242	$140,738	$146,500	$22,811	$1,244,675

Peter R. Smith	2020	$508,152	$100,400	$575,586	$—	$—	$23,793	$1,207,931
Executive Vice President, Supply Chain	2019	$520,000	$—	$575,167	$—	$235,000	$45,833	$1,375,999
	2018	$515,385	$—	$424,242	$140,738	$147,900	$42,118	$1,270,383

(a)	Base salary for each NEO was based on a 371-day fiscal year for fiscal 2020, and a 364-day fiscal year for fiscal 2019 and 2018.

(b)	Reflects the discretionary bonus that was awarded in fiscal 2021 based on fiscal 2020 performance in light of the challenges faced by the Company due to the on-going pandemic.

(c)	The amounts disclosed in this column represent the total grant date fair value for the following grants:

•	The time-based restricted stock awards vest in four equal, annual installments beginning one year from the date of the grant.

•

Vesting of the performance-based restricted stock awards granted in fiscal 2018, 2019, and 2020 is contingent upon meeting specific performance targets for fiscal 2020, 2021, and 2020, respectively, and vest in 2021, 2022, and 2023, respectively.

Name	Grant Date	Time-Based Restricted Shares	Performance- Based Restricted Shares	Grant Date Fair Value per Share

Michael D. Casey	2/12/2020	27,188	27,188	$110.35
	2/13/2019	30,948	30,948	$88.87
	2/21/2018	11,436	32,744	$120.25

Richard F. Westenberger	2/12/2020	4,988	4,988	$110.35
	2/13/2019	4,504	4,504	$88.87
	2/21/2018	5,336	2,352	$120.25

Brian J. Lynch	2/12/2020	5,892	5,892	$110.35
	2/13/2019	6,192	6,192	$88.87
	2/21/2018	2,288	4,576	$120.25

Patrick Q. Moore	2/12/2020	2,608	2,608	$110.35
	11/20/2019	5,744	—	$100.15
	2/13/2019	3,236	3,236	$88.87
	2/21/2018	1,176	2,352	$120.25

Peter R. Smith	2/12/2020	2,608	2,608	$110.35
	2/13/2019	3,236	3,236	$88.87
	2/21/2018	1,176	2,352	$120.25

(d)

The amounts disclosed in this column represent the total grant date fair value for the following grants. These time-based stock options vest in four equal, annual installments beginning one year from the date of the grant. Information concerning how the Company uses the Black-Scholes model to determine the fair value of stock options can be found in Note 10 to the Company’s consolidated financial statements included in Item 8 of our Annual Report.

Name	Grant Date	Time-Based Stock Options Granted	Black-Scholes Fair Value	Option Exercise Price

Michael D. Casey	2/21/2018	49,268	$27.88	$120.25

Richard F. Westenberger	2/21/2018	5,048	$27.88	$120.25

Brian J. Lynch	2/21/2018	9,844	$27.88	$120.25

Patrick Q. Moore	2/21/2018	5,048	$27.88	$120.25

Peter R. Smith	2/21/2018	5,048	$27.88	$120.25

(e)	The amounts shown as “All Other Compensation” for fiscal 2020 consist of the following:

Name	401 (k) Company Match	Dividends Paid on Unvested Restricted Stock	Other (i)	Total
Michael D. Casey	$11,400	$84,731	$4,126	$100,257
Richard F. Westenberger	$11,400	$13,973	$1,886	$27,259
Brian J. Lynch	$11,400	$17,499	$3,060	$31,959
Patrick Q. Moore	$11,400	$12,699	$1,829	$25,928
Peter R. Smith	$11,400	$8,537	$3,855	$23,793

(i)

These amounts include imputed income from health and life insurance contributions, imputed income from bring-your-own technology to work programs, and benefits from healthcare programs, each of which are available to all employees. The amounts for fiscal 2019 and fiscal 2018 have been updated in this proxy statement to include these amounts, and therefore may not be comparable to previous proxy statements.

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of plan-based awards made to an NEO in fiscal 2020. This includes incentive compensation awards granted under our Incentive Compensation Plan and restricted stock awards granted under our Equity Incentive Plan. The threshold, target, and maximum columns reflect the range of estimated payouts under these plans for fiscal 2020. The last column reports the aggregate grant date fair value of all awards made in fiscal 2020 as if they were fully vested on the grant date.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Name Awards
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael D. Casey	Cash Incentive Compensation	—	$328,125	$1,312,500	$2,625,000	—	—	—	—
	Shares (b)	2/12/2020	—	—	—	—	27,188	27,188	$3,000,196
	Shares (c)	2/12/2020	—	—	—	6,797	27,188	40,782	$3,000,196

Richard F. Westenberger	Cash Incentive Compensation	—	$119,063	$476,250	$952,500	—	—	—	—
	Shares (b)	2/12/2020	—	—	—	—	4,988	4,988	$550,426
	Shares (c)	2/12/2020	—	—	—	1,247	4,988	7,482	$550,426

Brian J. Lynch	Cash Incentive Compensation	—	$195,000	$780,000	$1,560,000	—	—	—	—
	Shares (b)	2/12/2020	—	—	—	—	5,892	5,892	$650,182
	Shares (c)	2/12/2020	—	—	—	1,473	5,892	8,838	$650,182

Patrick Q. Moore	Cash Incentive Compensation	—	$107,813	$431,250	$862,500	—	—	—	—
	Shares (b)	2/12/2020	—	—	—	—	2,608	2,608	$287,793
	Shares (c)	2/12/2020	—	—	—	652	2,608	3,912	$287,793

Peter R. Smith	Cash Incentive Compensation	—	$100,313	$401,250	$802,500	—	—	—	—
	Shares (b)	2/12/2020	—	—	—	—	2,608	2,608	$287,793
	Shares (c)	2/12/2020	—	—	—	652	2,608	3,912	$287,793

(a)

The amounts shown under the “Threshold” column represent 25% of the target cash incentive compensation, assuming threshold-level performance is achieved under the financial performance measures. The amounts shown under the “Target” column represent 100% of the target cash incentive compensation, assuming target-level performance is achieved under the financial performance measures. The amounts shown under the “Maximum” column represent 200% of the target cash incentive compensation, assuming maximum-level performance is achieved under the financial performance measures.

(b)

Shares of time-based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares vest ratably in four equal, annual installments beginning one year from the date of the grant.

(c)

Shares of performance-based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares vest upon meeting specific performance targets for fiscal 2020 and service vesting through fiscal 2022. The amounts shown under the “Threshold” column represent 25% of the target grant award, assuming threshold-level performance is achieved under the performance vesting criteria. The amounts shown under the “Target” column represent 100% of the target grant award, assuming target-level performance is achieved under the performance vesting criteria. The amounts shown under the “Maximum” column represent 150% of the target grant award, assuming maximum-level performance is achieved under the performance vesting criteria. The dollar amounts under the “Grant Date Fair Value of Stock and Option Awards” are calculated based on the number of awards reported under the “Target” column.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR-END

The following table provides information regarding unexercised stock options, stock that has not yet vested, and equity incentive plan awards for each NEO outstanding as of the end of fiscal 2020. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (a) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)

Michael D. Casey	24,634	24,634	—	$120.25	2/21/2028
	51,750	17,250	—	$83.84	2/14/2027
	44,500	—	—	$90.66	2/16/2026
	28,000	—	—	$82.40	2/18/2025
	30,000	—	—	$68.49	2/18/2024
	50,000	—	—	$59.27	2/20/2023
	70,000	—	—	$42.61	2/22/2022
						141,218	$13,284,377

Richard F. Westenberger	2,524	2,524	—	$120.25	2/21/2028
	5,250	1,750	—	$83.84	2/14/2027
	5,220	—	—	$90.66	2/16/2026
	3,400	—	—	$82.40	2/18/2025
	3,800	—	—	$68.49	2/18/2024
	6,000	—	—	$59.27	2/20/2023
						23,288	$2,190,702

Brian J. Lynch	4,922	4,922	—	$120.25	2/21/2028
	10,440	3,480	—	$83.84	2/14/2027
	10,400	—	—	$90.66	2/16/2026
	7,000	—	—	$82.40	2/18/2025
	7,500	—	—	$68.49	2/18/2024
	4,500	—	—	$59.27	2/20/2023
						29,165	$2,743,552

Patrick Q. Moore	2,524	2,524	—	$120.25	2/21/2028
	11,175	3,725	—	$85.71	8/16/2027
						18,928	$1,780,557

Peter R. Smith	2,524	2,524	—	$120.25	2/21/2028
	5,250	1,750	—	$83.84	2/14/2027
	5,220	—	—	$90.66	2/16/2026
	8,200	—	—	$86.88	11/11/2025
						14,229	$1,338,522

(a)	Unexercisable options relate to the awards listed in the table below. These time-based stock options vest in four equal, annual installments beginning one year from the date of the grant.

Name	Grant Date	Time-Based Stock Options Granted	Black-Scholes Fair Value	Option Exercise Price

Michael D. Casey	2/21/2018	49,268	$27.88	$120.25
	2/14/2017	69,000	$20.04	$83.84

Richard F. Westenberger	2/21/2018	5,048	$27.88	$120.25
	2/14/2017	7,000	$20.04	$83.84

Brian J. Lynch	2/21/2018	9,844	$27.88	$120.25
	2/14/2017	13,920	$20.04	$83.84

Patrick Q. Moore	2/21/2018	5,048	$27.88	$120.25
	8/16/2017	14,900	$18.50	$85.71

Peter R. Smith	2/21/2018	5,048	$27.88	$120.25
	2/14/2017	7,000	$20.04	$83.84

(b)	Equity Incentive Plan awards relate to the following grants:

•	The time-based restricted stock awards vest in four equal, annual installments beginning one year from the date of the grant.

•

Vesting of the performance-based restricted stock awards granted in fiscal 2018, 2019, and 2020 is contingent upon meeting specific performance targets for fiscal 2020, 2021, and 2020, respectively, and vest in 2021, 2022, and 2023, respectively.

Name	Grant Date	Time-Based Restricted Shares	Performance- Based Restricted Shares	Grant Date Fair Value per Share

Michael D. Casey	2/12/2020	27,188	27,188	$110.35
	2/13/2019	30,948	30,948	$88.87
	2/21/2018	11,436	22,872	$120.25
	2/14/2017	16,372	32,744	$83.84

Richard F. Westenberger	2/12/2020	4,988	4,988	$110.35
	2/13/2019	4,504	4,504	$88.87
	2/21/2018	5,336	2,352	$120.25
	2/14/2017	1,640	3,280	$83.84

Brian J. Lynch	2/12/2020	5,892	5,892	$110.35
	2/13/2019	6,192	6,192	$88.87
	2/21/2018	2,288	4,576	$120.25
	2/14/2017	3,300	6,600	$83.84

Patrick Q. Moore	2/12/2020	2,608	2,608	$110.35
	11/20/2019	5,744	—	$100.15
	2/13/2019	3,236	3,236	$88.87
	2/21/2018	1,176	2,352	$120.25
	8/16/2017	3,204	—	$85.71

Peter R. Smith	2/12/2020	2,608	2,608	$110.35
	2/13/2019	3,236	3,236	$88.87
	2/21/2018	1,176	2,352	$120.25
	2/14/2017	1,640	3,280	$83.84

(c)	Amount based on the closing market price per share of the Company’s common stock as traded on the NYSE on December 31, 2020, the last trading day of fiscal 2020, of $94.07.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2020

The following table provides information concerning our NEOs’ exercises of stock options and vesting of restricted stock during fiscal 2020. The table reports, on an aggregate basis, the number of securities acquired upon exercise of stock options, the dollar value realized upon exercise of stock options, the number of shares of restricted stock that have vested, and the dollar value realized upon the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Michael D. Casey	80,000	$4,567,747	27,319	$2,885,016
Richard F. Westenberger	—	—	5,845	$632,113
Brian J. Lynch	24,500	$1,019,059	8,078	$865,158
Patrick Q. Moore	—	—	3,340	$314,153
Peter R. Smith	—	—	3,688	$393,917

(a)

Aggregate dollar amount was calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.

(b)	Aggregate dollar amount was calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock as traded on the NYSE on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION

Eligible employees, including our NEOs, may elect annually to defer a portion of their base salary and annual cash incentive compensation under The William Carter Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 75% of their salary and/or 90% of their cash bonus. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual installments over a period of up to five years for “Specified Date” accounts or up to ten years for “Retirement” accounts. If a participant who is an employee of the Company separates from service prior to the elected commencement date for distributions and has not attained age 62 or age 55 and completed ten years of service, then the deferred amounts will be distributed as a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question has attained age 62 or age 55 with ten years of service and has previously elected to do so on a timely basis, then the participant may receive the amounts in substantially equal annual installments over a period of up to ten years. There is a six-month delay in the commencement of distributions for all participants, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant that is demonstrated to the Company’s Retirement Committee.

Name	Employee Contributions (a)	Company Contributions	Aggregate Earnings (b)	Withdrawals or Distributions	Aggregate Balance (c)
Michael D. Casey	$—	$—	$—	$—	$—
Richard F. Westenberger	$7,587	$—	$28,300	$—	$229,412
Brian J. Lynch	$234,750	$—	$123,448	$—	$1,434,832
Patrick Q. Moore	$—	$—	$—	$—	$—
Peter R. Smith	$183,294	$—	$174,583	$—	$1,391,580

(a)	All of the amounts reported in this column for Messrs. Westenberger, Lynch, and Smith are also included within the amount reported for that officer in the 2020 Summary Compensation Table.
(b)

None of the amounts reported in this column are reported in the All Other Compensation column of the 2020 Summary Compensation Table because the Company does not pay guaranteed or preferential earnings on deferred compensation.

(c)

Amounts reported in this column for each NEO include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that NEO’s compensation was required to be disclosed in a previous year.

PAY RATIO DISCLOSURE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s (the “Median Employee”) annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Casey.

We identified a Median Employee in fiscal 2020 using the methodology set out below.

Our Median Employee is a part-time employee at one of our U.S. retail locations whose annual total compensation for fiscal 2020 (as calculated pursuant to Item 402(c)(2)(x) of Regulation S-K) was $5,963. The annual total compensation for fiscal 2020 for our PEO was $7,297,118. The resulting ratio of our PEO’s pay to the pay of our Median Employee for fiscal 2020 was 1,223:1. The increase in the ratio as compared to 2019 (which was 700:1) is primarily attributable to a decrease in the Median Employee’s compensation caused by furloughs, store closures, and reduced store hours in 2020 due to the COVID-19 pandemic.

Methodology to Identify Our Median Employee

In order to identify our Median Employee, we began with a list of all of our employees, world-wide, who were employed by Carter’s or one of its wholly-owned subsidiaries on October 2, 2020. Of these employees, approximately 23% were full-time employees, 52% were part-time employees, and 25% were seasonal or temporary employees. Approximately 76% of our employees were employed in our retail stores in North America, and approximately 89% of those retail employees were part-time.

We then calculated each employee’s compensation for 2020. When making this calculation, we:

•	consistently used each employee’s total salary for the 2020 calendar year as stated on the gross compensation line on their Form W-2 (or international equivalent);

•	annualized salaries for those full-time and part-time employees that were not employed for the full calendar year of 2020 (but we did not annualize seasonal or temporary employee data);

•	excluded benefits, such as health care contributions; and

•	for compensation paid in currencies other than U.S. dollars, applied an exchange rate into U.S. dollars that was based on rates published by the xe.com on October 2, 2020.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

The Company has a written policy that requires all transactions with related persons involving more than $120,000 be reviewed by our Chief Financial Officer and General Counsel (or their designees) with our Audit Committee and approved by our Chief Financial Officer and General Counsel (or their designees) or our Audit Committee.

The Company considers the following to be related parties: any director or executive officer of the Company; any nominee for election as a director; any security holder who is known to the Company to own more than five percent of any class of the Company’s voting securities; and any member of the immediate family of any of the parties listed above including such party’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

There were no such transactions during fiscal 2020.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Carter’s common stock owned by each of the following parties as of March 22, 2021, or as of such other date as indicated: (a) each person known by Carter’s to own beneficially more than five percent of the outstanding common stock; (b) our NEOs; (c) each director; and (d) all directors and executive officers as a group. Unless otherwise indicated below, the holder’s address is 3438 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326.

Name of Beneficial Owner	Shares	Percent
Wellington Management Group LLP (1)	4,991,446	11.4%
JPMorgan Chase & Co. (2)	4,565,407	10.4%
The Vanguard Group, Inc. (3)	3,849,581	8.8%
BlackRock, Inc. (4)	3,563,626	8.1%
Caisse de dépôt et placement du Québec (5)	2,849,643	6.5%
Michael D. Casey (6)	784,624	1.8%
Brian J. Lynch (6)	131,713	*
Richard F. Westenberger (6)	109,020	*
Patrick Q. Moore (6)	47,250	*
Peter R. Smith (6)	51,848	*
Hali Borenstein (6)	4,105	*
Amy Woods Brinkley (6)	16,822	*
Giuseppina Buonfantino (6)	8,802	*
A. Bruce Cleverly (6)	9,616	*
Jevin S. Eagle (6)	9,827	*
Mark P. Hipp (6)	6,199	*
William J. Montgoris (6)	35,018	*
Richard A. Noll (6)	4,881	*
David Pulver (6) (7)	77,047	*
Gretchen W. Schar (6)	4,881	*
All directors and executive officers as a group (22 persons) (6)	1,527,022	3.5%

*	Indicates less than 1% of our common stock.

(1)

This information is based on Schedule 13G/A, filed with the SEC on February 4, 2021. Wellington Management Group LLP has shared voting power covering 4,494,635 shares and shared dispositive power covering 4,991,446 shares of our common stock; Wellington Group Holdings LLP has shared voting power covering 4,494,635 shares and shared dispositive power covering 4,991,446 shares of our common stock; Wellington Investment Advisors Holdings LLP has shared voting power covering 4,494,635 shares and shared dispositive power covering 4,991,446 shares of our common stock; and Wellington Management Company LLP has shared voting power covering 4,214,762 shares and shared dispositive power covering 4,645,913 shares of our common stock. The address for each entity is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(2)

This information is based on Schedule 13G/A, filed with the SEC on March 8, 2021. JPMorgan Chase & Co. has sole voting power covering 4,326,872 shares and sole dispositive power covering 4,565,393 shares of our common stock. JPMorgan Chase & Co. has shared voting power covering 11,593 shares of our common stock and shared dispositive power covering 14 shares of our common stock. The address for JPMorgan Chase & Co. is 383 Madison Avenue New York, NY 10179.

(3)

This information is based on Schedule 13G/A, filed with the SEC on February 10, 2021. The Vanguard Group, Inc. has sole dispositive power covering 3,784,839 shares of our common stock. The Vanguard Group, Inc. has shared voting power covering 29,884 shares of our common stock and shared dispositive power covering 64,742 shares of our common stock. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

This information is based on Schedule 13G/A, filed with the SEC on January 29, 2021. BlackRock, Inc. has sole voting power covering 3,407,692 shares and sole dispositive power covering 3,563,626 shares of our common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

This information is based on Schedule 13G/A, filed with the SEC on February 16, 2021. Caisse de dépôt et placement du Québec has sole voting power covering 2,849,643 shares and sole dispositive power covering 2,849,643 shares of our common stock. The address for Caisse de dépôt et placement du Québec is 1000, Place Jean-Paul-Riopelle, Montréal (QC) H2Z 2B3, Canada.

(6)

This amount includes the (a) number of shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 22, 2021, and (b) shares of unvested restricted stock and unvested performance stock. See the detail for each NEO and all executive officers as a group below. Mr. Hipp holds 1,186 shares of restricted stock, Mr. Noll holds 1,603 shares of restricted stock, Ms. Schar holds 1,603 shares of restricted stock, and Ms. Borenstein holds 1,442 shares of restricted stock, and are the only independent directors who hold restricted stock.

Name	Owned & Vested Common Stock	Exercisable Stock Options	Restricted Common Stock	Unvested Performance Stock

Michael D. Casey	320,205	328,451	105,020	30,948
Richard F. Westenberger	45,543	29,206	29,767	4,504
Brian J. Lynch	40,211	50,703	34,607	6,192
Patrick Q. Moore	4,008	14,961	25,045	3,236
Peter R. Smith	8,802	24,206	15,604	3,236
All executive officers as a group	449,396	520,299	298,128	56,446

(7)

Mr. Pulver holds 8,000 shares of common stock indirectly through Cornerstone Capital, Inc. and 40,082 shares of common stock indirectly through the Carol Pulver 2020 Trust. Mr. Pulver disclaims beneficial ownership of the shares of common stock held indirectly through the Carol Pulver 2020 Trust.

PROPOSAL NUMBER TWO

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this proxy statement beginning on page 21 describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in fiscal 2020 with respect to the compensation of the Company’s NEOs.

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. The Company’s compensation program for its NEOs is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of the NEOs’ total direct compensation to Company performance in the form of incentive compensation.

The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in the Company’s 2020 proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal is commonly referred to as the “say-on-pay” vote and is required pursuant to Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and intend to consider the outcome of the vote when determining future compensation arrangements for our NEOs.

The Board recommends a vote FOR the approval of compensation of the Company’s NEOs as disclosed in this proxy statement.

Vote Required

Because this Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our NEOs. Abstentions and broker non-votes, if any, will not have any impact on this advisory vote.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting, auditing, and financial reporting process on behalf of the Board. The Audit Committee’s charter is available in the investor relations section of our website at ir.carters.com. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. PwC, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the fiscal year ended January 2, 2021 and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the fiscal year ended January 2, 2021 be included in our Annual Report on Form 10-K for fiscal 2020 for filing with the SEC.

Submitted by the Audit Committee

Mr. William J. Montgoris, Chairperson
Mr. Mark P. Hipp
Ms. Gretchen W. Schar

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

PROPOSAL NUMBER THREE

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PwC to serve as the Company’s independent registered public accounting firm for fiscal 2021. The Board is submitting the appointment of PwC as the Company’s independent registered public accounting firm for shareholder ratification and recommends that shareholders ratify this appointment. The Board recommends that shareholders ratify this appointment at the Annual Meeting. Shareholder ratification of the appointment of PwC is not required by law or otherwise. The Board is submitting this matter to shareholders for ratification because the Board believes it to be a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee may reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if, in its discretion, it determines that such a change would be in the Company’s best interest and that of the Company’s shareholders. A representative of PwC is expected to attend the Annual Meeting, and he or she will have the opportunity to make a statement and will be available to respond to appropriate questions. For additional information regarding the Company’s relationship with PwC, please refer to the Audit Committee Report above.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC. The Audit Committee has pre-approved the use, as needed, of PwC for specific types of services that fall within categories of non-audit services, including various tax services. The Audit Committee receives regular updates as to the fees associated with the services that are subject to pre-approval. Services that do not fall within a pre-approved category require specific consideration and pre-approval by the Audit Committee. All services rendered by PwC in the table below were pre-approved by the Audit Committee.

The aggregate fees that the Company incurred for professional services rendered by PwC for fiscal years 2020 and 2019 were as follows:

	2020	2019
Audit Fees	$2,485,000	$2,058,000
Audit-Related Fees	—	105,000
Tax Fees	6,000	—
All Other Fees	4,500	4,500

Total Fees	$2,495,000	$2,167,500

•

Audit Fees for fiscal years 2020 and 2019 were for professional services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting of the Company, other auditing procedures related to the adoption of new accounting pronouncements, review of other significant transactions, and related out-of-pocket expenses.

•	Audit-Related Fees for fiscal year 2019 included procedures related to the pending adoption of a new accounting pronouncement.

•	Tax Fees for fiscal year 2020 were for assistance with transfer pricing matters.

•	All Other Fees for fiscal years 2020 and 2019 consisted of software license fees.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2021.

Vote Required

The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

*    *    *

The following performance graph and return to stockholders information shown below are provided pursuant to Item 201(e) of Regulation S-K promulgated under the Exchange Act. The graph and information are not deemed to be “filed” under the Exchange Act or otherwise subject to liabilities thereunder, nor are they to be deemed to be incorporated by reference in any filing under the Securities Act or Exchange Act unless we specifically incorporate them by reference.

This year we have included a comparison to the S&P Composite 1500 Apparel, Accessories & Luxury Goods Index, which we believe includes companies that are more comparable to Carter’s than those companies that are included in the S&P Apparel Retail Index.

*$100 invested on 12/31/15 in stock or index, including reinvestment of dividends.

Fiscal year ending December 31.

Copyright© 2021 Standard & Poor’s, a division of S&P Global. All rights reserved.

3438 PEACHTREE ROAD NE SUITE 1800 ATLANTA, GEORGIA 30326

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2021. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CRI2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carter’s, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43994-P51702                             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARTER’S, INC.
Vote on Election of Directors
1.	Election of Directors:

	Nominees:	For	Against	Abstain	Vote to approve named executive compensation		For	Against	Abstain

	1a. Hali Borenstein	☐	☐	☐	2.	Advisory approval of executive compensation.	☐	☐	☐

	1b. Giuseppina Buonfantino	☐	☐	☐	The Board of Directors recommends a vote FOR the approval of executive compensation.

	1c. Michael D. Casey	☐	☐	☐

	1d. A. Bruce Cleverly	☐	☐	☐	Vote on Ratification of PricewaterhouseCoopers LLP

	1e. Jevin S. Eagle	☐	☐	☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2021.	☐	☐	☐
	1f. Mark P. Hipp	☐	☐	☐

	1g. William J. Montgoris	☐	☐	☐

	1h. David Pulver	☐	☐	☐	The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2021.
	1i. Gretchen W. Schar	☐	☐	☐

The Board of Directors recommends a vote FOR the election of the Nominees.					PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Invitation to Carter’s, Inc.

2021 Annual Meeting of Shareholders

Carter’s, Inc. will conduct its Annual Meeting of Shareholders on Wednesday, May 19, 2021, at 10:00 a.m. Eastern Time, virtually via the internet at www.virtualshareholdermeeting.com/CRI2021.

When prompted, enter the 16-digit control number included in your proxy materials. Once you are admitted to the meeting as a shareholder, you may vote during the Annual Meeting and also submit questions related to the proposals by following the instructions available on the virtual meeting website during the meeting. We encourage you to log into this website and access the virtual meeting before the start of the meeting.

We look forward to your participation.

Important Notice Regarding Internet Availability of the Annual Report and Proxy Materials for the Annual Meeting:

Combined document containing Proxy Materials and Annual Report is available at www.proxyvote.com.

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D43995-P51702

PROXY

CARTER’S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARTER’S, INC.

ANNUAL MEETING OF SHAREHOLDERS - MAY 19, 2021

The undersigned hereby appoints Michael D. Casey and Scott F. Duggan as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 19, 2021 and at any and all adjournments thereof.

The proxies will vote as directed by the shareholder on this proxy card. If this proxy card is signed and returned but does not provide specific direction with respect to a voting item, this proxy will be voted with respect to such item as recommended by the Board of Directors. The proxies will vote, in their discretion, upon such other business as may properly come before the meeting and any and all adjournments thereof.

Your vote on the election of Carter’s director nominees, advisory approval of compensation paid to the Company’s named executive officers, and ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2021 may be specified on the reverse side of this card.

(Continued and to be signed on the reverse side)